UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

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Interface, Inc.
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NOTICE OF 2020 ANNUAL MEETING OF SHAREHOLDERS & PROXY STATEMENT

Interface

Notice of Annual Meeting of Shareholders

WHEN

May 22, 2020

11:00 a.m. Eastern Time

WHERE

Interface, Inc.

1280 West Peachtree Street NW

Atlanta, Georgia 30309

CHANGES IN THE DATE, TIME OR LOCATION OF THE MEETING

On March 13, 2020, the staff of the Division of Corporation Finance and the Division of Investment Management of the U.S. Securities and Exchange Commission (“SEC”) released Staff Guidance to assist issuers’ compliance with federal proxy and annual meeting rules given the public health and economic effects of the coronavirus (COVID-19). Specifically, the guidance covers the procedure for changing the date, time, or location of an annual meeting; the process for holding virtual shareholder meetings; and guidance for shareholders that are unable to attend annual meetings to present proposals. In the event the Company changes the date, time or location of the Annual Meeting pursuant to the guidance, the Company will inform shareholders in a manner as prescribed by the guidance (or any subsequent updates thereto). If you plan to attend our meeting in person, we recommend you check our website (www.interface.com) the week before to see if we have provided any update on the meeting logistics.

ITEMS OF BUSINESS

1.	To elect eight members of the Board of Directors.

2.	To approve, on an advisory basis, executive compensation, often referred to as “say on pay”.

3.	To approve of the adoption of the Interface, Inc. 2020 Omnibus Stock Incentive Plan.

4.	To ratify the appointment of BDO USA, LLP as independent auditors for 2020.

5.	Such other matters as may properly come before the meeting and at any adjournments of the meeting.

RECORD DATE

The Board of Directors set March 13, 2020 as the record date for the meeting. This means that only shareholders of record at the close of business on March 13, 2020 will be entitled to receive notice of and to vote at the meeting or any adjournments of the meeting.

By Order of the Board of Directors

/s/ David B. Foshee
David B. Foshee
Secretary

April 10, 2020

PLEASE PROMPTLY COMPLETE AND RETURN A PROXY CARD

OR USE TELEPHONE OR INTERNET VOTING PRIOR TO THE MEETING SO THAT YOUR VOTE

MAY BE RECORDED AT THE MEETING IF YOU DO NOT ATTEND PERSONALLY.

PROXY STATEMENT SUMMARY

The Board of Directors ("Board") of Interface, Inc. (the "Company," "we," "us," "our" or "Interface") is furnishing this Proxy Statement and soliciting proxies in connection with the proposals to be voted on at the Interface, Inc. 2020 Annual Meeting of Shareholders ("Annual Meeting") and any postponements or adjournments thereof. This summary highlights certain information contained in this Proxy Statement, but does not contain all of the information you should consider when voting your shares. Please read the entire Proxy Statement carefully before voting.

2020 Annual Meeting Information
Date	Friday, May 22, 2020
Time	11:00 a.m. Eastern Time
Location	Interface, Inc. 1280 West Peachtree Street NW Atlanta, Georgia 30309
Record Date	Friday, March 13, 2020
Stock Symbol	TILE
Stock Exchange	NASDAQ
Corporate Website	www.interface.com

In the event the Company changes the date, time or location of the Annual Meeting pursuant to the guidance issued by the SEC discussed above, the Company will inform shareholders in a manner as prescribed by such guidance.

Voting Items and Vote Recommendation

Item	Board Recommendation	Reasons for Recommendation	More Information
1. To elect eight members of the Board of Directors.	FOR

The Board and the Nominating & Governance Committee believe our nominees possess the skills, experience and qualifications to effectively monitor performance, provide oversight and support management's execution of the Company's long-term strategy.

Page 15
2. To approve, on an advisory basis, executive compensation, often referred to as a “say on pay”.	FOR	Our executive compensation program incorporates several compensation governance best practices and reflects our commitment to align pay with performance.	Page 25
3. To approve the adoption of the Interface, Inc. 2020 Omnibus Stock Incentive Plan.	FOR	The Board and the Compensation Committee will use this plan to provide stock-based awards to attract, retain and incentivize key employees and directors.	Page 52
4. To ratify the appointment of BDO USA, LLP as independent auditors for 2020.	FOR	Based on its assessment, the Audit Committee believes that the re-appointment of BDO USA, LLP is in the best interests of Interface and our shareholders.	Page 55

Vote in Advance of the Meeting			Vote in Person

Internet	Telephone	Mail
Using the Internet and voting at the website listed on the proxy card and the Notice.	Using the toll-free phone number listed on the proxy card and the Notice.	Signing, dating and mailing a proxy card.	See page 58 for details on attending the Annual Meeting in person.

Our Company

Who We Are

We are a worldwide leader in design, production and sales of commercial flooring such as carpet tile, luxury vinyl tile, and rubber tiles and sheet products. Our flooring systems help customers create beautiful interior spaces while positively impacting those who use them and our planet. We are committed to sustainability and minimizing our impact on the environment while enhancing shareholder value. This commitment is exemplified by Mission Zero®, which represents our mission to eliminate any negative impact our companies may have on the environment. Our mission also includes a bold new effort called Climate Take Back™, in which we seek to lead industry in designing and making products in ways that will maintain a climate fit for life.

Our Global Sales and Manufacturing Platform

● Sales in over 110 countries ● Over 1,100 sales and marketing professionals ● Global account management	● Seven manufacturing locations on four continents ● Global supply chain management ● Unique blend of efficiency and custom capabilities

 Our Growth and Value Creation Strategy

Our Performance

We made significant progress in 2019 toward our ambition to become the world’s most valuable interior products and services company. In addition to the financial highlights shown below, the Compensation Discussion and Analysis section of this Proxy Statement contains important measures of our 2019 financial progress.

NET SALES ($ in millions)	ORGANIC SALES ($ in millions)

GROSS PROFIT and ADJUSTED GROSS PROFIT* ($ in millions)	OPERATING INCOME and ADJUSTED OPERATING INCOME* ($ in millions)

*Please see Appendix A for a reconciliation of non-GAAP measures to the most directly comparable GAAP measures and an explanation of why we believe non-GAAP measures provide useful information to shareholders and the additional purposes for which we use non-GAAP measures.

Our Capital Structure

We believe we have a strong capital structure and the financial resources to deliver on our strategic initiatives.

YEAR END TOTAL DEBT ($ in millions)	YEAR END NET DEBT (NON-GAAP)* ($ in millions)

NET INCOME and ADJUSTED EBITDA (NON-GAAP)* ($ in millions)	YEAR END NET DEBT / ADJUSTED EBITDA (NON-GAAP)*

*See Appendix A for a reconciliation of non-GAAP measures to the most directly comparable GAAP measures.

Our Corporate Responsibilities – Environmental, Social and Governance

We believe that sound corporate citizenship and environmental sustainability are critical to our long-term success. We are committed to operating in an ethical and sustainable manner that benefits all stakeholders including customers, employees, our communities and our planet. As good corporate citizens, Corporate Responsibility drives the Company’s business strategy. Integrity, environmental stewardship, diversity and inclusion, health and safety of our workforce, the recruitment, development and retention of our workforce, and community engagement are among our top priorities. We regularly consult with stakeholders and third-party experts to develop and improve our social and environmental sustainability initiatives. Through these engagements we have advanced our development of various projects and initiatives.

You can learn more about our sustainability commitment and current initiatives on our website at interface.com.  In addition, as part of our commitment to transparency and engagement with the investment community and all our stakeholders, we are developing a resource to communicate our ESG initiatives, targets and progress which we expect will be available on our website in the coming months.

Our Environmental Sustainability Mission

We are a purpose-driven company that is galvanized around a common environmental sustainability mission. In 1994, we commenced a sustainability strategy within our business that we now call Mission Zero, in which we seek to eliminate any negative impact our Company may have on the environment. In 2016, we went even further by announcing our intent to go from doing no harm to having a positive impact through Climate Take Back, summarized in the graphic below. With this broader initiative, we seek to lead industry in designing and making products in ways that will maintain a climate fit for life. We also have called upon and influenced others to do the same, bringing a voice of aspiration and optimism to global warming. As part of Climate Take Back, in 2018 we launched an industry first: every flooring product that we sell globally is carbon neutral across the entire product lifecycle, a program we call Carbon Neutral Floors™.

CLIMATE TAKE BACK

Measuring Our Progress

Our sustainability mission is made more focused by measuring our progress. In the 25+ years that we have been on our sustainability journey, we have made meaningful progress in eliminating our Company’s negative impact on the environment. Our EcoMetrics™ measurement system is designed to quantify the “metabolism” of our operations. In other words, measuring how much we take, in terms of materials and energy, how much we make, in terms of product, and how much we waste, in terms of wastes and emissions. Some of our sustainability highlights are described below. Additional detailed information including Total Energy Use and Scope 1 Emissions, and measurements of our progress on sustainability can be found in our Climate Disclosure document located on our corporate website, www.interface.com.

Our Governance Highlights

Our Board of Directors is committed to maintaining strong corporate governance, which promotes the long-term interests of shareholders, strengthens Board and management accountability, and helps build trust in the Company. The Corporate Governance section of this Proxy Statement describes several aspects of our governance framework, which includes the following highlights.

✔	Annual Election of All Directors	✔	Annual Shareholder Engagement Efforts
✔	Resignation Policy for Directors who Fail to Receive Majority Vote	✔	Stock Ownership Guidelines for Executives and Directors
✔	8 of 10 Current Directors are Independent	✔	Prohibition on Pledging and Hedging Company Stock
✔	All Key Committees Comprised Solely of Independent Directors	✔	Code of Business Conduct and Ethics Applicable to Employees and Directors
✔	Executive Sessions of Independent Directors Held Regularly	✔	Annual CEO and Management Succession Planning
✔	Enterprise Risk Management Program Overseen by Audit Committee	✔	Annual Board of Directors Self-Assessment
✔	Lead Independent Director	✔	Annual “Say on Pay” Advisory Vote
✔	Diversity of Experience, Skills and Gender Among Directors	✔	No Poison Pill

Summary of Item 1 - Election of Directors

In this proposal, shareholders are asked to vote "FOR" each of the following eight nominees.

Nominee Name	Director Since	Independent?	Audit Committee	Compensation Committee	Nominating & Governance Committee
John P. Burke	2013	Yes			✔
Dwight Gibson	2019	Yes		✔
Daniel T. Hendrix	1996	No
Christopher G. Kennedy	2000	Yes			Chair
Joseph Keough	2019	Yes	Chair	✔
Catherine M. Kilbane	2018	Yes	✔		✔
K. David Kohler	2006	Yes			✔
Sheryl D. Palmer	2015	Yes	✔	Chair

Summary of Item 2 - Advisory Vote to Approve Executive Compensation

We provide our shareholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the rules of the Securities and Exchange Commission ("SEC"). The vote on this resolution is not intended to address any specific element of compensation; rather, the advisory vote relates to the overall compensation of our named executive officers, as well as the philosophy, policies and practices, all as described in this Proxy Statement. The vote is advisory, and therefore it is not binding on the Company, the Compensation Committee or our Board of Directors. We recommend that our shareholders vote "FOR" approval of our executive compensation as described in this Proxy Statement.

Our executive compensation program is generally designed to:

Provide competitive compensation packages that will attract and retain superior talent	Provide competitive compensation packages that will attract and retain superior talent	Motivate our executive officers to achieve desired Company performance and to appropriately reward that performance

We believe that motivating and rewarding exceptional performance is the overriding principle of our executive compensation program.

We Do:		We Do Not:

✔	Provide a significant portion of our named executive officers’ total compensation in the form of awards tied to our long-term strategy and our performance.	X	Provide supplemental retirement benefits to our executive officers.

✔	Require compliance with our Stock Ownership Guidelines, which require that our executive officers own a specified value of shares of the Company’s common stock.	X

Time the grants of equity awards to coordinate with the release of material non-public information, or time the release of material non-public information for the purpose of affecting the value of any named executive officer compensation.

✔	Have a Compensation Committee comprised entirely of independent directors who use an independent consultant retained by the Compensation Committee.	X	Provide tax gross-ups for our named executives.

✔	Have a clawback policy that permits the Company to recover from executives any excess incentive-based compensation resulting from an accounting restatement.	X	Provide excessive perquisites to executives.

✔	Have ongoing consideration and oversight by the Compensation Committee with respect to any potential risks associated with our incentive compensation programs.	X	Have a shareholder rights plan (i.e., poison pill).

✔	Prohibit our associates through our Insider Trading Policy from engaging in hedging transactions in our stock.	X	Pay dividends on unvested performance-based equity awards.

✔	Utilize “double trigger” change-in-control provisions in our equity award agreements.

The following sets forth the primary objectives addressed by each component of our executive compensation program:

Competitive base salary	Assists with attraction and retention of highly-qualified executives, and promotes management stability

Annual cash bonus opportunity based on achievement of established goals	Aligns individual interests with overall short term (typically annual) objectives, and reinforces “pay for performance” program goals

Long-term incentives	Aligns individual interests with the long-term investment interests of shareholders, and assists with retention of highly-qualified executives

For more information regarding our compensation, please see our Compensation Discussion and Analysis beginning on page 26.

Summary of Item 3 – Approve Adoption of Interface, Inc. 2020 Omnibus Stock Incentive Plan

On April 1, 2020 (the “Effective Date”), the Compensation Committee of the Board of Directors voted to adopt the Interface, Inc. 2020 Omnibus Stock Incentive Plan, subject to shareholder approval. The primary purpose of the 2020 Omnibus Stock Incentive Plan is to continue, by making 3,700,000 shares available for such use, the original purpose of the existing stock plan, which is to attract and retain key employees and directors of the Company and its subsidiaries by providing such persons with stock-based incentives and rewards for performance. Like its predecessor, the 2020 Stock Incentive Plan is also designed to promote the loyalty and retention of senior management and strengthen the mutuality of interests between senior management and the Company’s shareholders. Thus, the Company believes that it is important to have the 2020 Omnibus Stock Incentive Plan as an element of the Company’s compensation program. Assuming the shareholders approve the 2020 Omnibus Stock Incentive Plan, no additional awards would be made in the future pursuant to the Company’s existing stock plan. The material features of the 2020 Omnibus Stock Incentive Plan are described below in Item 3.

Summary of Item 4 - Ratify Appointment of BDO USA, LLP as Independent Auditors

BDO USA, LLP, an independent registered public accounting firm, served as our auditors for 2019. Our Audit Committee has selected BDO USA, LLP to audit our financial statements for 2020. Although it is not required to do so, the Board is submitting the Audit Committee's selection of our independent registered public accounting firm for ratification by the shareholders at the Annual Meeting in order to ascertain the view of our shareholders regarding such selection. Below is summary information about BDO USA, LLP's fees for services during 2019 and 2018:

	2019	2018
Audit Fees	$2,554,000	$2,291,000
Audit-Related Fees	26,000	25,000
Tax Fees	176,000	70,000
All Other Fees	--	--
Total	$2,756,000	$2,386,000

NOMINATION AND ELECTION OF DIRECTORS

(ITEM 1)

The Bylaws of the Company provide that the Board of Directors shall consist of a maximum of 15 directors, with the exact number of directors being established by action of the Board taken from time to time. Commencing as of the 2020 Annual Meeting, the Board of Directors has set the number of directors at eight. The term of office for each director continues until the next annual meeting of shareholders and until his or her successor, if there is to be one, has been elected and has qualified.

In the event that any nominee for director withdraws or for any reason is not able to serve as a director, each Proxy that is properly executed and returned will be voted for such other person as may be designated as a substitute nominee by the Board of Directors. Each nominee is an incumbent director standing for re-election, and each nominee has consented to being named herein and to serve or continue serving as a director if elected or re-elected.

Certain information relating to each nominee proposed by the Board is set forth below. Directors are required to submit an offer of resignation upon experiencing a job change.

Nominees

Experience: Since 1997, Mr. Burke has been Chief Executive Officer of Trek Bicycle Corporation, one of the world’s largest manufacturers of bicycles, and a company with a mission to help the world use the bicycle as a simple solution to complex problems. He served as chairman of President George W. Bush’s President’s Council on Physical Fitness & Sports, and is a founding board member of the Bikes Belong Coalition. Mr. Burke also serves on the board of Trek Bicycle Corporation.

John P. Burke

Qualifications and skills: Executive level business experience at a manufacturing company that is focused primarily on sales in the consumer channel and with an emphasis on sustainability and innovation.

Age: 58 Director since 2013 Chief Executive Officer, Trek Bicycle Corporation

Experience: Mr. Gibson was elected as a director in September 2019. He serves as President, Food & Beverage and Industrial Segments for SPX FLOW, Inc., a leading global provider of process solutions and components across a variety of sanitary and industrial market applications. Prior to joining SPX FLOW, Gibson spent 11 years at HVAC manufacturer Ingersoll Rand, most recently leading significant growth initiatives as President of Strategic Initiatives for the company’s climate segment.

Dwight Gibson

Qualifications and skills: Mr. Gibson brings to the Board experience in driving growth for purpose-driven global manufacturing companies, particularly in the areas of sales, operations, strategy and executive management.

Age: 45 Director since 2019 President, Food & Beverage and Industrial Segments, SPX FLOW, Inc.

Experience: Mr. Hendrix joined the Company in 1983 after having worked previously for a national accounting firm. He was promoted to Treasurer of the Company in 1984, Chief Financial Officer in 1985, Vice President-Finance in 1986, Senior Vice President-Finance in 1995, Executive Vice President in 2000, and President and Chief Executive Officer in July 2001. He was elected to the Board in October 1996, and was elected Chairman of the Board in October 2011. In March 2017, Mr. Hendrix retired from the role of Chief Executive Officer, but continued to serve as non-executive Chairman. In January 2020, Mr. Hendrix was reappointed as President and Chief Executive Officer of the Company. Mr. Hendrix has served as a director of cabinet maker American Woodmark Corporation since May 2005, and serves as a director of one private company.

Daniel T. Hendrix

Qualifications and skills:  Knowledge extending to virtually all aspects of the Company’s business, with a particular emphasis on strategic planning and financial matters, giving him a unique understanding of our strategies and operations. Tenure provides consistent leadership to the Board and facilitates the interrelationship between the Board and the Company’s executive leadership team.

Age: 65 Director since 1996 Chairman and Chief Executive Officer, Interface, Inc.

Experience: Mr. Kennedy is the Chairman of real estate development company Joseph P. Kennedy Enterprises, Inc., and a Managing Member of real estate development company Wolf Point Management LLC. He was the President of Merchandise Mart Properties, Inc., a subsidiary of publicly-traded Vornado Realty Trust based in Chicago, Illinois (of which he was an executive officer) from 2000 to 2012. He has served on the board of trustees of Ariel Mutual Funds since 1994, and has served on the board of directors of Knoll, Inc. since November 2014. Mr. Kennedy also serves on the boards of two non-profit organizations, one charitable foundation, and three private companies, and is active in several educational and civic organizations. From 2009 to 2015, Mr. Kennedy served on the board of trustees of the University of Illinois.

Christopher G. Kennedy

Qualifications and skills: Broad understanding of the fundamentals of our business, having managed more than 10 million square feet of commercial real estate and developed thousands of multi-family residential units, and currently oversees, on behalf of the Kennedy family, the billion-dollar Wolf Point real estate development in Chicago. Insight into our industry sector in his former role as the chief executive of one of the leading tradeshow producers in North America gave him responsibility for industry events that are critical to the go-to-market strategy for the Company. His contacts with leading architectural and design firms as well as the commercial real estate sector require engagement in submarkets that are important to our operations.

Age: 56 Director since 2000 Lead Independent Director Chairman, Joseph P. Kennedy Enterprises, Inc.

Experience: Mr. Keough was elected as a director in September 2019.  He serves as Chairman and Chief Executive Officer of Wood Partners. Wood Partners is one of the nation’s largest multi-family (apartment) real estate companies. Prior to serving as Chief Executive Officer, he served as both Chief Financial Officer and President of Wood Partners.  Mr. Keough began his career in consulting, and was a Principal at The Boston Consulting Group, an international strategic consulting firm.  He also served as Chief Operating Officer of Fuqua Capital, the vertically integrated family office of the Fuqua family.

Joseph Keough

Qualifications and skills: Extensive executive level experience in the multi-family residential building industry, including leadership in the areas of finance, accounting, capital markets, real estate development, strategy and operations management.

Age: 50 Director since 2019 Chairman and Chief Executive Officer, Wood Partners

Experience: Ms. Kilbane retired in 2017 as Senior Vice President of The Sherwin-Williams Company, a Fortune 500 global leader in paints and coatings. She joined Sherwin-Williams in 2013 as Senior Vice President, General Counsel and Secretary. Prior to that, Ms. Kilbane was Senior Vice President and General Counsel from 2003 to 2012 at American Greetings Corporation, one of the world’s largest manufacturers of social expression products. From 1987 to 2003, she was a partner in the general business group at Baker & Hostetler LLP in Cleveland, Ohio. Ms. Kilbane is a director of The Andersons, Inc., a Fortune 500 diversified agribusiness company in the grain, ethanol, plant nutrient, and rail sectors, and The Davey Tree Expert Company, a provider of residential and commercial tree care services. She is a member of the board of trustees of the Cleveland Clinic Foundation and a past member of the board of trustees for University Hospitals Health System and United Way of Greater Cleveland.

Catherine M. Kilbane

Qualifications and skills: Over thirty years of experience in corporate law, extensive experience in mergers and acquisitions, including large, multinational transactions, a solid understanding of ensuring shareholder value through her fourteen years of experience with two publicly traded companies and board member experience with for-profit and non-profit organizations.

Age: 56 Director since 2018 Retired Senior Vice President and General Counsel, The Sherwin-Williams Company

Experience: Since 2015, Mr. Kohler has served as the President and Chief Executive Officer for Kohler Co., a manufacturer of kitchen and bath products, interior furnishings, engines and power generation systems, and an owner and operator of golf and resort destinations. His previous positions at Kohler include President and Chief Operating Officer (2009-2015), Executive Vice President (2007-2009) and Group President of the Kitchen and Bath Group (1999-2007). He has served as a member of the board of Kohler Co. since 1999, and also is a director of ceramic tile and natural stone manufacturer and distributor Internacional de Cerámica, S.A.B. de C.V., a public company traded on the Mexican Stock Market. Mr. Kohler also serves as a director of the non-profit corporation Green Bay Packers, Inc.

K. David Kohler

Qualifications and skills: Extensive business experience from his service in executive positions at a manufacturing company with international operations and distribution into both commercial and consumer channels.

Age: 53 Director since 2006 President and Chief Executive Officer, Kohler Co.

Experience: Since 2007, Ms. Palmer has served as President, Chief Executive Officer and a director, and since 2017 has served as Chairman, of Taylor Morrison Home Corporation, a publicly traded leading North American home builder and developer, after previously serving as Executive Vice President for the West Region of Morrison Homes. Her previous experience includes senior leadership roles at Blackhawk Corp. and Pulte Homes/Del Webb Corporation, each homebuilders and developers of retirement communities, where she last held the title of Nevada Area President at Pulte/Del Webb Corporation.

Sheryl D. Palmer

Qualifications and skills: Extensive executive level experience in the residential building industry, including leadership in the areas of sales and marketing, building development, strategy and operations management.

Age: 58 Director since 2015 Chairman, President and Chief Executive Officer, Taylor Morrison Home Corporation

Vote Required and Recommendation of Board

Under the Company’s Bylaws, election of each of the nominees requires a plurality of the votes cast by the Company’s outstanding Common Stock entitled to vote and represented (in person or by proxy) at the meeting. As noted below, however, in an uncontested election, any nominee who does not receive a majority affirmative vote must submit a resignation (which may be conditional) to the Board or its Chair. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE NOMINEES LISTED ABOVE, AND PROXIES EXECUTED AND RETURNED OR VOTED BY TELEPHONE OR INTERNET WILL BE VOTED FOR EACH OF THE NOMINEES UNLESS CONTRARY INSTRUCTIONS ARE INDICATED.

DIRECTOR INDEPENDENCE

For each director, the Board makes a determination of whether the director is “independent” under the criteria established by the Nasdaq Stock Market and other governing laws and regulations. In its review of director independence, the Board considers all commercial, banking, consulting, legal, accounting, charitable or other business relationships any director may have with the Company. The current directors are John P. Burke, Dwight Gibson, Jay D. Gould, Daniel T. Hendrix, Christopher G. Kennedy, Joseph Keough, Catherine M. Kilbane, K. David Kohler, James B. Miller, Jr., and Sheryl D. Palmer. As a result of its review, the Board has determined that all the current directors, with the exceptions of Daniel T. Hendrix (who is an employee) and Jay D. Gould (who was an employee until January 2020), are independent.

CORPORATE GOVERNANCE

Board Leadership Structure

We currently have a Lead Independent Director, and a combined Chairman and Chief Executive Officer. Mr. Kennedy serves as Lead Independent Director, and Mr. Hendrix serves as Chairman and Chief Executive Officer. Because our Chairman and Chief Executive Officer is an employee of the Company and therefore not considered “independent” under applicable standards, the Board has appointed Mr. Kennedy to serve as Lead Independent Director. The Board considers it to be useful and appropriate at the current time to have an independent director serve in a lead capacity to promote corporate governance, coordinate the activities of the other independent directors, and perform such other duties and responsibilities as the Board may determine. The specific responsibilities of the Lead Independent Director are as follows:

●	Preside at Executive Sessions. Presides at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors.
●	Call Meetings of Independent Directors. Has the authority to call meetings of the independent directors.
●	Function as Liaison with the Chairman. Serves as the principal liaison on Board-wide issues between the independent directors, and the Chairman and Chief Executive Officer.
●

Participate in Flow of Information to the Board such as Board Meeting Agendas and Schedules. Provides the Chairman and Chief Executive Officer with input as to meeting agenda items, advises the Chairman and Chief Executive Officer as to the quality, quantity and timeliness of information sent to the Board, and approves meeting schedules to assure there is sufficient time for discussion of all agenda items.

●	Recommends Outside Advisors and Consultants. Recommends the retention of outside advisors and consultants who report directly to the Board.
●	Shareholder Communication. Ensures that he is available, if requested by shareholders and when appropriate, for consultation and direct communication.

Meetings and Committees of the Board

The Board of Directors held five meetings during 2019. All the incumbent directors attended at least 75% of the total number of meetings of the Board and any committees of which he or she was a member.

The independent directors meet in regularly scheduled executive sessions without Messrs. Hendrix or Gould or other members of management present. In 2019, the independent directors met four times in executive session.

The Board of Directors has the following standing committees that assist the Board in carrying out its duties: the Executive Committee, the Audit Committee, the Compensation Committee, and the Nominating & Governance Committee. The following table lists the current members of each committee:

Executive Committee	Audit Committee	Compensation Committee	Nominating & Governance Committee

Daniel T. Hendrix (Chair)	Joseph Keough (Chair)	Sheryl D. Palmer (Chair)	Christopher G. Kennedy (Chair)
Christopher G. Kennedy	Catherine M. Kilbane	Dwight Gibson	John P. Burke
Sheryl D. Palmer	Sheryl D. Palmer	Joseph Keough	Catherine M. Kilbane
K. David Kohler

Executive Committee. The Executive Committee did not meet during 2019. Except for duties reserved to the other Board committees and for certain other exceptions, the Executive Committee may exercise all the power and authority of the Board of Directors in the management of the business and affairs of the Company.

Audit Committee. The Audit Committee met four times during 2019. The function of the Audit Committee is to (i) serve as an independent and objective party to review the Company’s financial statements, financial reporting process and internal control system, (ii) review and evaluate the performance of the Company’s independent auditors and internal financial management, and (iii) provide an open avenue of communication among the Company’s independent auditors, management (including internal financial management) and the Board. The Board of Directors has determined that all three members of the Audit Committee are “independent” in accordance with applicable law, including the rules and regulations of the Securities and Exchange Commission and the rules of the Nasdaq Stock Market, and that each of Ms. Palmer and Mr. Keough is an “audit committee financial expert” as defined by the rules and regulations of the Securities and Exchange Commission. The Audit Committee operates pursuant to an Audit Committee Charter which was adopted by the Board of Directors and may be viewed on the Investor Relations section of our website, https://investors.interface.com/investor-relations/default.aspx.

Compensation Committee. The Compensation Committee met four times during 2019. The function of the Compensation Committee is to (i) evaluate the performance of the Company’s Chief Executive Officer and other senior executives, (ii) determine compensation arrangements for such executives, (iii) administer the Company’s stock and other incentive plans for key employees, and (iv) review the administration of the Company’s employee benefit plans. The Board of Directors has determined that each member of the Compensation Committee is “independent” in accordance with applicable law, including the rules and regulations of the Securities and Exchange Commission and the rules of the Nasdaq Stock Market. The Compensation Committee operates pursuant to a Compensation Committee Charter that was adopted by the Board of Directors and may be viewed on the Investor Relations section of our website, https://investors.interface.com/investor-relations/default.aspx. The Compensation Committee’s policies and philosophy are described in more detail below in this Proxy Statement under the heading “Compensation Discussion and Analysis.”

Nominating & Governance Committee. The Nominating & Governance Committee met one time in 2019. The Nominating & Governance Committee assists the Board in establishing qualifications for Board membership and in identifying, evaluating and selecting qualified candidates to be nominated for election to the Board. The Nominating & Governance Committee also assists the Board in reviewing and analyzing, and makes recommendations regarding, corporate governance matters, and it also recommends committee assignments for Board members. The Board of Directors has determined that each member of the Nominating & Governance Committee is “independent” in accordance with applicable law, including the rules of the Nasdaq Stock Market. The Nominating & Governance Committee operates pursuant to a Nominating & Governance Committee Charter that was adopted by the Board of Directors and may be viewed on the Investor Relations section of our website, https://investors.interface.com/investor-relations/default.aspx.

Nominations for Board Service

In the event of a vacancy on the Board, the Nominating & Governance Committee develops a pool of potential director candidates for consideration. The Nominating & Governance Committee seeks candidates for election and appointment with excellent decision-making ability, valuable and varied business experience and knowledge, and impeccable personal integrity and reputations. The Committee does not have a specific diversity policy, but considers diversity of race, ethnicity, gender, age, cultural background and professional experience in evaluating candidates for Board membership, in an effort to obtain a variety of viewpoints in the Board’s proceedings. The Nominating & Governance Committee considers whether candidates are free of constraints or conflicts which might interfere with the exercise of independent judgment regarding the types of matters likely to come before the Board, and have the time required for preparation, participation and attendance at Board and committee meetings. Other factors considered by the Nominating & Governance Committee in identifying and selecting candidates include the needs of the Company and the range of talent and experience already represented on the Board. The Nominating & Governance Committee solicits suggestions from other members of the Board, Company management, and occasionally outside search firms, regarding persons to be considered as possible nominees. Shareholders who wish the Nominating & Governance Committee to consider their recommendations for director candidates should submit their recommendations in writing to the Nominating & Governance Committee, in care of the office of the Chairman of the Board, Interface, Inc., 1280 West Peachtree Street NW, Atlanta, GA 30309. Recommendations should include the information which would be required for a “Shareholder Proposal” as set forth in Article II, Section 9 of the Company’s Bylaws. Director candidates who are recommended by shareholders in accordance with these procedures will be evaluated by the Nominating & Governance Committee in the same manner as director candidates recommended by the Company’s directors, management and outside search firms.

Shareholder Outreach Programs

In each of the past three years, we have conducted one or more shareholder outreach programs per year, with the most recent taking place in June 2019. In that program, we requested conference calls with 13 of our top 25 shareholders, representing approximately 53% of outstanding shares, and we held conference calls with each shareholder that accepted our request, representing 39% of outstanding shares. During the outreach program, which was led by the Company’s Chairman Dan Hendrix and Lead Independent Director Chris Kennedy, we focused on obtaining shareholder feedback regarding the May 2019 re-election of Andrew Cogan to the Board of Directors in which Mr. Cogan did not receive a majority affirmative vote. Pursuant to the Company’s Majority Vote Resignation Policy (discussed below), Mr. Cogan promptly submitted a resignation from the Board and Board Committees on which he served, subject to Board acceptance, and the Board desired to receive shareholder feedback on the conditional resignation before taking action on it. We also discussed with shareholders various other proxy and Company related issues and areas of shareholder interest – such as the Company’s corporate governance practices, executive compensation philosophy and practices, and environmental and social sustainability initiatives. Following the outreach program, our shareholders’ feedback was shared with Company management and the Board of Directors. Partially due to the shareholder feedback received during this outreach program, Mr. Cogan’s conditional resignation was accepted by the Board on a delayed basis effective February 28, 2020.

Majority Vote Resignation Policy for Director Elections

Pursuant to governing law and documents, including the Company’s Bylaws as noted above, in most cases the Company's directors are elected by a plurality of the votes cast. Although nominees who receive the most votes for the available positions will generally continue to be duly elected, on February 22, 2017, the Board of Directors adopted a resignation policy applicable to nominees who fail to receive the affirmative vote of a majority of the votes cast in an uncontested election for directors. (The adoption of this policy does not alter the applicable legal standards.) The policy requires that a nominee who does not receive a majority affirmative vote in an uncontested election promptly will tender, to the Board or its Chair, their resignation from the Board and committees on which the director serves. The resignation may be conditioned upon Board acceptance. If it is not so conditioned, the resignation must specify that it is effective immediately on delivery.

A “majority affirmative vote” means that the votes cast “for” a nominee’s election exceed those voted "withhold", with broker and other non-votes not being considered “votes cast.” You have been provided with options to vote “for” or “withhold” from each Director nominee. However, neither a “withhold” vote nor declining to vote for directors (assuming the presence of a quorum) affects whether a director nominee in an uncontested election is legally elected under the plurality vote standard (provided such nominee receives at least one “for” vote). But a “withhold” vote is considered in determining whether a director who is legally elected has received a “majority affirmative vote” for purposes of the resignation policy.

The Nominating & Governance Committee of the Board will consider any resignation conditioned upon Board acceptance, including any information provided by the Director, and within 60 days of the shareholder meeting at which the Director failed to receive a majority affirmative vote, will recommend to the full Board what action to take on the Director’s resignation. The Nominating & Governance Committee may recommend, among other things, acceptance or rejection of the resignation, delayed acceptance pending the recruitment and election of a new director or rejection of the resignation in order to address the underlying reasons for the Director’s failure to receive the majority affirmative vote of the shareholders. The policy provides for the Board to act on the Nominating & Governance Committee’s recommendation within 90 days following the shareholder meeting.

In considering a conditional resignation, the Nominating & Governance Committee and the Board may consider those factors it deems relevant to its recommendation, including but not limited to the underlying reasons for the failure of the Director to receive a majority affirmative vote, the tenure and qualifications of the Director, the Director’s past and expected future contributions, other policies and the overall composition of the Board, including whether accepting the resignation would cause the Company to fail to meet legal or stock market requirements.

Following the Board’s decision, the Company will publicly announce the Board’s decision regarding any conditional resignation. A resigning Director cannot participate in committee or Board decisions regarding their resignations, except in certain cases where multiple directors have failed to receive majority affirmative votes, which circumstances are described in the full policy posted in the Investor Relations section of our website, https://investors.interface.com/investor-relations/default.aspx. The preceding summary of the policy is qualified in its entirety by reference to the full policy.

In 2019, Director Andrew Cogan did not receive a majority affirmative vote for re-election, and Mr. Cogan promptly submitted a resignation from the Board and Board Committees on which he served, subject to Board acceptance. After considering feedback from a shareholder outreach program (discussed above) as well as other factors, the Board accepted Mr. Cogan’s conditional resignation on a delayed basis, effective February 28, 2020.

Enterprise Risk Management

In 2019, the Company substantially enhanced and formalized its Enterprise Risk Management (“ERM”) program. The Company’s ERM program is based on the Enterprise Risk Management – Integrated Framework defined by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”), although tailored to the Company’s specific risk profile and needs. The Company’s ERM program is managed by a risk committee comprised of executive officers and other senior managers, is administered by the Company’s Director of Internal Audit, and is overseen by the Audit Committee pursuant to authority delegated by the Board of Directors in the Audit Committee Charter. The Company’s program includes a continuous process of identifying, assessing, addressing, monitoring and reporting on the risks that pose the greatest threats to the Company. As part of that process, the management risk committee conducts an annual survey of the Company’s top global leaders to assess the likelihood, potential impact and velocity of a large number of potential risks and to help identify emerging risks. The management risk committee meets quarterly to monitor the key identified risks and how they are being addressed, which may include, depending on the circumstances, mitigating, sharing, accepting or avoiding the risk. The management risk committee and Director of Internal Audit report to the Audit Committee quarterly on significant developments and key elements of the program.

In addition, the Board receives quarterly reports on other elements of risk that may potentially affect the Company, as identified and presented by management. The Board also assists in the Company’s risk oversight through its various committees described above. For example, the Audit Committee assists in overseeing the specific risks that relate to the Company’s financial statements, financial reporting process and internal control system. In that regard, the Company’s Director of Internal Audit and outside auditors report directly to the Audit Committee. The Nominating & Governance Committee assists in overseeing risk related to the Company’s corporate governance practices as well as the performance of individual Board members and committees, while the Compensation Committee assists in overseeing risk as it relates to the Company’s executive compensation program and practices.

Environmental, Social and Governance Oversight

The full Board of Directors has the ultimate responsibility for risk oversight and oversees a Company-wide approach to risk management of environmental, social, and governance (ESG) issues. Management provides the board with quarterly updates on elements of the Company’s ESG ratings, programs, and initiatives.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines that provide the framework for the governance of the Company. Our Corporate Governance Guidelines are available on the Investor Relations section of our website, https://investors.interface.com/investor-relations/default.aspx and will also be made available to shareholders without charge upon request in writing to our corporate Secretary at Interface, Inc., 1280 West Peachtree Street NW, Atlanta, Georgia 30309. The information contained on our website is not included as part of, or incorporated by reference into, this Proxy Statement.

Code of Business Conduct & Ethics

The Board has adopted a Code of Business Conduct & Ethics that applies to all of our directors, officers and employees, including our Chief Executive Officer and Chief Financial and Accounting Officers. The Code is publicly available on the Investor Relations section of our website, https://investors.interface.com/investor-relations/default.aspx and will also be made available without charge to any person upon request in writing to our corporate Secretary at Interface, Inc., 1280 West Peachtree Street NW, Atlanta, Georgia 30309. We intend to disclose amendments to, or waivers from, provisions of the Code that apply to any director or principal executive, financial or accounting officers on our website at www.interface.com, in lieu of disclosing such matters in Current Reports on Form 8-K.

Principal Shareholders and Management Stock Ownership

The following table sets forth, as of March 13, 2020 (unless otherwise indicated), beneficial ownership of the Company’s Common Stock by: (i) each person, including any “group” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, known by the Company to be the beneficial owner of more than 5% of any class of the Company’s voting securities, (ii) each director and nominee for director, (iii) each person who served as the Company’s Chief Executive Officer or Chief Financial Officer, and the next three most highly compensated executive officers, during 2019 (the “Named Executive Officers”), and (iv) all executive officers and directors of the Company as a group. Due to the nature of the awards, performance shares awarded to the Company’s executive officers are not included in beneficial ownership of Common Stock. Unless otherwise noted, the business address for each beneficial owner is the Company’s corporate headquarters located at 1280 West Peachtree Street NW, Atlanta, Georgia 30309.

Beneficial Owner (and Business Address of 5% Owners)	Title of Class	Amount and Nature of Beneficial Ownership		Percent of Class(1)

BlackRock, Inc. 55 East 52nd Street New York, New York 10022	Common Stock	8,955,436	(2)(3)	15.3%

Frontier Capital Management Co., LLC 99 Summer Street Boston, Massachusetts 02110	Common Stock	4,389,225	(2)(4)	7.5%

The Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, Pennsylvania 19355	Common Stock	6,280,373	(2)(5)	10.7%

John P. Burke	Common Stock	26,998	(6)	*

David Foshee	Common Stock	93,413	(7)	*

Dwight Gibson	Common Stock	3,965	(8)	*

Jay D. Gould	Common Stock	199,087	(9)	*

Bruce A. Hausmann	Common Stock	104,814	(10)	*

Daniel T. Hendrix	Common Stock	201,326	(11)	*

Christopher G. Kennedy	Common Stock	136,721	(12)	*

Joseph Keough	Common Stock	3,965	(13)	*

Catherine M. Kilbane	Common Stock	7,515	(14)

K. David Kohler	Common Stock	52,998	(15)	*

James B. Miller, Jr.	Common Stock	66,998	(16)

Matthew J. Miller	Common Stock	63,033	(17)	*

Sheryl D. Palmer	Common Stock	17,948	(18)	*

Nigel Stansfield	Common Stock	73,684	(19)	*

All executive officers and directors (14 persons)	Common Stock	1,052,465	(20)	1.8%

__________

*     Less than 1%.

(1)

Percent of class is based on 58,557,079 shares outstanding on March 13, 2020 and is calculated assuming that the beneficial owner or group of beneficial owners has exercised any conversion rights, options or other rights to subscribe held by such beneficial owner that are exercisable within 60 days of March 13, 2020, and that no other conversion rights, options or rights to subscribe have been exercised by anyone else.

(2)	Based upon information included in statements as of December 31, 2019 provided to the Company and filed with the Securities and Exchange Commission by such beneficial owners.

(3)

According to BlackRock, various persons have the right to receive or the power to direct the receipt of dividends from or the proceeds from the sale of such shares, and no one person’s interests in such shares exceeds 5% of the total outstanding shares of Common Stock. It states that it has sole voting power with respect to 8,829,691 of such shares, and sole dispositive power with respect to all such shares.

(4)

Frontier Capital Management Co., LLC is an investment advisor, and states that it has sole voting power with respect to 2,576,044 of such shares and sole dispositive power with respect to all such shares.

(5)

The Vanguard Group, Inc. is an investment advisor, and states that it has sole voting power with respect to 115,944 of such shares, shared voting power with respect to 17,400 of such shares, sole dispositive power with respect to 6,155,192 of such shares, and shared dispositive power with respect to 125,181 of such shares.

(6)	Includes 5,701 restricted shares.

(7)	Includes 20,562 restricted shares.

(8)	Includes 3,965 restricted shares.

(9)

Mr. Gould is no longer employed by the Company. Beneficial ownership information is based on the last Form 4 filed by Mr. Gould on February 21, 2019, less restricted shares forfeited upon termination of employment.

(10)	Includes 43,526 restricted shares.

(11)	Includes 4,856 shares held indirectly through the Company’s 401(k) plan, and 35,072 shares held indirectly by family trusts.

(12)

Includes 5,701 restricted shares. Mr. Kennedy serves on the Board of Trustees of Ariel Mutual Funds, for which Ariel Investments, LLC serves as investment advisor and performs services which include buying and selling securities on behalf of the Ariel Mutual Funds. Mr. Kennedy disclaims beneficial ownership of all shares held by Ariel Investments, LLC as investment advisor for Ariel Mutual Funds.

(13)	Includes 3,965 restricted shares.

(14)	Includes 5,701 restricted shares.

(15)	Includes 5,701 restricted shares.

(16)	Includes 5,701 restricted shares.

(17)

Mr. Miller is no longer employed by the Company. Beneficial ownership information is based on the last Form 4 filed by Mr. Miller on June 4, 2019, less restricted shares forfeited upon termination of employment.

(18)	Includes 5,701 restricted shares.

(19)	Includes 25,766 restricted shares.

(20)	Includes 131,990 restricted shares.

APPROVAL oF Executive Compensation

(ITEM 2)

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”), the Company is asking its shareholders to vote, on an advisory basis, to approve the compensation of its Named Executive Officers as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives the Company’s shareholders the opportunity to express their views on the compensation of the Company’s Named Executive Officers. At the 2017 annual meeting of shareholders, the Company’s shareholders voted, on an advisory basis, to hold a say on pay vote every year. The Board of Directors subsequently determined that the Company will hold say on pay votes every year until the next required advisory vote on the frequency of say on pay votes occurs or until the Board of Directors otherwise determines that a different frequency for say on pay votes is in the best interests of the shareholders.

Our executive compensation program is designed to attract, reward and retain key employees, including our Named Executive Officers, who are critical to the Company’s long-term success. Shareholders are urged to read the “Compensation Discussion and Analysis” and “Executive Compensation” sections of this Proxy Statement for greater detail about the Company’s executive compensation programs, including information about the fiscal year 2019 compensation of the Named Executive Officers.

The Company is asking the shareholders to indicate their support for the compensation of the Company’s Named Executive Officers as described in this Proxy Statement by voting in favor of the following resolution:

“RESOLVED, that the shareholders approve, on an advisory, non-binding basis, the compensation paid to the Company’s Named Executive Officers as disclosed in the “Compensation Discussion and Analysis” and “Executive Compensation” sections, and the related compensation tables, notes, and narrative in this Proxy Statement.”

Even though this say-on-pay vote is advisory and therefore will not be binding on the Company, the Compensation Committee and the Board value the opinions of the Company’s shareholders. Accordingly, to the extent there is a significant vote against the compensation of the Named Executive Officers, the Board will consider the shareholders’ concerns and the Compensation Committee will evaluate what actions may be necessary or appropriate to address those concerns.

You may vote “for,” “against,” or “abstain” from the proposal to approve on an advisory basis the compensation of our Named Executive Officers.

Vote Required and Recommendation of the Board

Under the Company’s Bylaws, the compensation of the Named Executive Officers is approved on an advisory basis if the affirmative votes cast by the holders of the Company’s outstanding shares of Common Stock entitled to vote and represented (in person or by proxy) at the meeting exceed the negative votes. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF EXECUTIVE COMPENSATION, AS DISCLOSED IN THIS PROXY STATEMENT, AND THE PROXY SUBMITTED BY TELEPHONE OR INTERNET OR PROXY CARD WILL BE VOTED IN THIS MANNER UNLESS THE SHAREHOLDER SUBMITTING THE PROXY SPECIFICALLY VOTES TO THE CONTRARY (OR ABSTAINS).

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes the compensation program for the Company’s Named Executive Officers. For 2019, these individuals were:

Name	Title
Jay D. Gould	Former President and Chief Executive Officer. Mr. Gould served as the Company's President and Chief Executive Officer from March 3, 2017 to January 19, 2020
David B. Foshee	Vice President, General Counsel and Secretary
Bruce A. Hausmann	Vice President and Chief Financial Officer
Matthew J. Miller	Former Vice President (Division President – Americas). Mr. Miller separated from the Company effective at the end of fiscal year 2019
Nigel Stansfield	Vice President (Division President – Europe, Asia, Australia and Africa (EAAA))

Overall Philosophy and Objectives

The Company’s compensation program is designed in a manner intended to both attract and retain a highly-qualified, motivated and engaged management team whose focus is on enhancing shareholder value. The Company believes a straightforward program that is readily understood and endorsed by its participants best serves these goals, and has constructed a program that contains (1) multiple financial elements, (2) clear and definitive targets, (3) challenging but attainable objectives, and (4) specified performance metrics. More specifically, the objectives of the Company’s management compensation program include:

Establishing strong links between the Company’s performance and total compensation earned – i.e., “pay for performance”	Providing incentives for executives to achieve specific performance objectives	Promoting and facilitating management stock ownership, and thereby motivating management to think and act as owners

Emphasizing the Company’s mid and long-term performance, thus enhancing shareholder value	Offering market competitive total compensation opportunities to attract and retain talented executives

Program Design and Administration

The Compensation Committee of the Board of Directors, which is composed entirely of independent directors, has developed and administers the Company’s executive pay program to provide compensation commensurate with the level of financial performance achieved, the responsibilities undertaken by the executives, and the compensation packages offered by comparable companies. The program currently consists of four principal components, each of which is designed to drive a specific behavioral focus, which in turn helps to provide specific benefits to the Company:

Program Component	Behavioral Focus	Ultimate Benefit to Company

Competitive base salary	Rewards individual competencies, performance and level of experience	Assists with attraction and retention of highly-qualified executives, and promotes management stability

Annual cash bonus opportunity based on achievement of established goals	Rewards operational results of specific business units and Company as a whole	Aligns individual interests with overall short term (typically annual) objectives, and reinforces “pay for performance” program goals

Long-term incentives	Rewards engagement, longevity, sustained performance and actions designed to enhance overall shareholder value	Aligns individual interests with the long-term investment interests of shareholders, and assists with retention of highly-qualified executives

Other elements such as retirement benefits, elective deferred compensation and special incentives	Rewards targeted operational results, engagement and longevity, and sustained performance

Focuses enhanced efforts on a particular key objective, aligns individual interests with the long-term investment interests of shareholders, assists with the attraction and retention of highly-qualified executives, and promotes management stability

The Company strives to structure various elements of these program components so that a large portion of executive compensation is directly linked to advancing the Company’s financial performance and the interests of shareholders. For 2019, those elements were mostly performance-based, as shown below (and based on target level achievement):

Compensation Decision-Making

The Committee establishes base salaries for the executive officers, including the Named Executive Officers listed in the “Summary Compensation Table” included in this Proxy Statement. The Committee also administers the annual bonus program, the long-term incentive program, retirement benefits, deferred compensation arrangements, and, when applicable, special incentive programs.

The Company benchmarks its compensation practices against its peer group. Following completion of the shareholder outreach program in November 2017, the Committee directly engaged Pearl Meyer & Partners, a nationally recognized, independent compensation consultant, to provide input on compensation matters. Specifically, the core activities of the engagement included, among other things:

●	Revising and updating the Company's peer group;
●	Assessing the competitiveness of the executive compensation structure versus market values for comparable positions based on survey data and proxy disclosed peer data;
●	Testing the alignment of actual executive pay and the Company's performance, relative to peers;
●	Developing recommendations for managing executive pay; and
●	Preparing reports summarizing all findings and recommendations.

In 2018, the Committee reviewed a report from Pearl Meyer on the first phase of the engagement which involved reviewing and updating the Company's peer group. In the analysis of possible peer group companies, the Committee considered various factors including the potential peer's industry, business model, size and complexity. The Committee ultimately chose a peer group that provides a robust sample size with minimal revenue dispersion and includes companies with a significant international presence that are also focused on sustainability. The peer group selected by the Committee is comprised of:

Acuity Brands, Inc.	Albany International Corp.
Apogee Enterprises, Inc.	Armstrong Flooring, Inc.
Armstrong World Industries, Inc.	Caesarstone Ltd.
FLIR Systems, Inc.	Gentherm Incorporated
H. B. Fuller Company	Harsco Corporation
Herman Miller, Inc.	HNI Corporation
Kimball International, Inc.	Knoll, Inc.
Masonite International Corporation	Materion Corporation
P. H. Glatfelter Company	Steelcase Inc.
Unifi, Inc.	Welbilt, Inc.

In 2018-2019, Pearl Meyer and the Compensation Committee proceeded with the next phase of the engagement to benchmark the Company's compensation practices against the peer group. The Committee received Pearl Meyer's benchmark study in July 2018, and established the Company's compensation programs for 2019 considering the benchmark data. The work of Pearl Meyer to date has not raised any conflict of interest.

The Committee also seeks compensation input from the Company’s Chairman, Chief Executive Officer and Chief Human Resources Officer. In addition, the Committee takes into account publicly available data relating to the compensation practices and policies of other companies within and outside the Company’s industry. Furthermore, the policies and programs described below are subject to change as the Committee deems necessary from time to time to respond to economic conditions, meet competitive standards and serve the objectives of the Company and its shareholders.

Compensation Risk Assessment

The Board, in conjunction with management, has reviewed our compensation policies and practices as generally applicable to our employees and determined that they do not encourage excessive risk or unnecessary risk taking and do not otherwise create risks that are reasonably likely to have a material adverse effect on the Company.

Clawback Policy

In February 2020, the Committee adopted a Clawback Policy which authorizes the Committee to recover from executive officers certain incentive-based compensation, including both cash and equity, due to a restatement of the Company’s financial statements. Pursuant to the Clawback Policy, in the event the Company is required to prepare an accounting restatement due to the Company’s material noncompliance with any financial reporting requirement under the U.S. federal securities laws (a “Restatement”), regardless of individual fault, the Committee may require the forfeiture or reimbursement, subject to the terms of the Clawback Policy, from any current or former “Covered Executive” (meaning, any officer of the Company covered by Section 16(a) of the Securities Exchange Act) of the Company any excess incentive-based compensation awarded during the thirty-six (36) months preceding the date on which the Company is required to prepare a Restatement. Excess incentive based compensation, as defined in the Clawback Policy, essentially means the amount or value of incentive-based compensation granted, earned or vested (“Awarded”) in excess of what would have been Awarded to that Covered Executive based on the Restatement.

Our Performance

As described above in the Proxy Statement Summary, the Company achieved strong performance in 2019 compared with the prior year. Highlights appear below. The non-GAAP financial measures of adjusted operating income and adjusted EPS were utilized as 2019 performance criteria for our annual bonus plan and long-term equity incentives, respectively, as discussed further below.

Net sales increased 14%	Non-GAAP organic sales increased 2%	Adjusted gross margin remained strong at 39.6%

Adjusted operating income increased 12% to $150 million	$41 million returned to shareholders through dividends and stock repurchases	Adjusted EPS grew 7% to a record $1.59

(Note: Please see Appendix A for a reconciliation of non-GAAP measures to the most directly comparable GAAP measures and an explanation of why we believe non-GAAP measures provide useful information to shareholders and the additional purposes for which we use non-GAAP measures.)

Discussion of Principal Elements of Compensation Program

Base Salaries

The Committee generally strives to set base salaries at the market median (50th percentile) of salaries offered by other employers in our industry and other publicly traded companies with characteristics similar to the Company (size, growth rate, etc.), based, by and large, on information provided by independent third party advisors while also considering internal equalization policies of the Company. Some of the companies considered from time to time are included in the list of companies comprising the “self-determined peer group” index used by our independent compensation consultant and used to create the stock performance graph included in the Company’s Annual Report on Form 10-K for the year ended December 29, 2019.

In addition, the Committee may consider other factors when setting individual salary levels, which may result in salaries somewhat above or below the targeted amount. These factors include the executive’s level of responsibility, achievement of goals and objectives, tenure with the Company, and specific background or experience, as well as external factors such as the availability of talent, the recruiting requirements of the particular situation, and general economic conditions and rates of inflation.

Base salary adjustments for executive officers generally are made (if at all) annually and are dependent on the factors described above. The changes in base salaries for the Named Executive Officers, and the rationale for those changes, is set forth below.

Name	2018 Base Salary	2019 Base Salary	% Change	Rationale
Jay Gould	$927,000	$927,000	0%	N/A
David Foshee	$355,000	$385,175	8.5%	Promotion
Bruce Hausmann	$432,600	$445,578	3%	Merit
Matt Miller	$424,360	$437,091	3%	Merit
Nigel Stansfield	£269,455	£309,873	15%	Promotion

Please see the “Summary Compensation Table” included in this Proxy Statement for the salaries paid to the Named Executive Officers in 2019.

Annual Bonus Opportunities

The Committee administers the shareholder-approved Executive Bonus Plan, which provides bonus opportunities for Company executives. The bonus opportunities provide an incentive for executives to earn cash compensation based on the achievement of important corporate or business unit (division or subsidiary) financial performance. In determining the appropriate bonus opportunities, the Committee seeks to establish potential awards that, when combined with annual salary, place the total overall cash compensation opportunity for the Company’s executives at the market 50th percentile for comparable companies, provided that the performance objectives are substantially achieved.

For 2019, each executive officer of the Company was assigned a bonus potential, expressed as a percentage of base salary. The 2019 bonus potential for each Named Executive Officer was as follows:

Name	2019 Bonus Potential (as a percentage of base salary)
Jay Gould	150%
David Foshee	60%
Bruce Hausmann	90%
Matt Miller	90%
Nigel Stansfield	90%

Actual awards could range from 0% to 150% of the bonus potential, depending on the degree to which the established financial objectives were achieved, and (except for Mr. Gould, who was paid no bonus for 2019 as a result of his termination for cause) were paid on an annual basis approximately 60 days following the end of the year.

In 2019, 100% of the bonus potential for the Chief Executive Officer, Chief Financial Officer and each of the other Named Executive Officers was based on measurable financial objectives. For Messrs. Gould, Foshee and Hausmann, these objectives consisted of operating income and cash flow, and the relative weights assigned to these financial objectives were 75% and 25%, respectively. For Messrs. Miller and Stansfield (who managed the Company’s Americas and EAAA divisions, respectively), the objectives and relative weights assigned were divisional operating income (50%), consolidated operating income (25%) and divisional cash flow (25%).

For each financial objective, the Committee establishes a threshold amount, a goal amount, and a maximum amount. The threshold amount must be achieved in order for any bonus amount to be earned with respect to that objective (and no bonus is payable whatsoever if the threshold amount for operating income is not exceeded). A pro rata bonus amount is earned based upon (i) the degree to which the threshold amount (resulting in a “cut in” payout equal to 25% of the bonus potential for that criterion) is exceeded, up to the goal amount (resulting in a payout equal to 100% of the bonus potential for that criterion), or (ii) the degree to which the goal amount (resulting in a payout equal to 100% of the bonus potential for that criterion) is exceeded, up to the maximum amount (resulting in a payout equal to 150% of the bonus potential for that criterion). The approach to goal setting involves a process of reviewing, among other things, our prior year’s financial performance, our annual operating plan, and our short-term and long-term strategic objectives. We also take into account the need for setting goals that are challenging yet reasonably achievable so as to provide a competitive pay package necessary for the retention of our talent. With respect to cash flow in particular, the Committee sets the targets, in its discretion, taking into account anticipated growth initiatives, capital expenditures, research and development costs, debt maturities, and other cash uses that the Committee deems relevant. Consideration of these factors may result in a cash flow target that is above or below the previous year's cash flow target. Given this methodology, the Committee believes that the threshold level, while challenging, is reasonably likely to be achieved in normalized market conditions, the goal amount is achievable with strong management performance, and the maximum amount would encourage and reward outstanding performance.

For example, the Company’s 2019 annual thresholds, goals and maximums that were applicable for Messrs. Gould, Foshee and Hausmann, adjusted as discussed below, were as follows:

Criteria	Weighting	Threshold	Goal	Maximum
Adjusted Operating Income	75%	$123,000,000	$164,000,000	$180,400,000
Cash Flow	25%	$37,800,000	$50,400,000	$63,000,000

For 2019, adjusted operating income (see Appendix A) excluded: (1) restructuring and other charges; and (2) purchase accounting in connection with the Company’s acquisition of nora systems. For compensation purposes, the Committee also excluded certain other nonrecurring expenses. As so calculated: (i) the Company’s 2019 adjusted operating income grew to approximately $155 million, thus exceeding the established threshold amount and resulting in a payout of 83.55% for this criterion (62.66% of the executive’s bonus potential after applying the 75% weighting), and (ii) the Company’s 2019 cash flow was approximately $67 million, thus exceeding the established maximum amount and resulting in a payout of 150% for this criterion (37.5% of the executive’s bonus potential after applying the 25% weighting).

Strong operating income and cash flow also were achieved during 2019 in the Company’s Americas division (managed by Mr. Miller) and EAAA division (managed by Mr. Stansfield). Based on the Company’s performance, overall 2019 bonus achievement (except for Mr. Gould who was paid no bonus for 2019 as a result of his termination for cause) was approximately 100% of bonus opportunity for Messrs. Foshee and Hausmann, 112% of bonus opportunity for Mr. Miller, and 47% of bonus opportunity for Mr. Stansfield, resulting in the following cash payouts:

Name	2019 Actual Bonus
Jay Gould	$0
David Foshee	$231,475
Bruce Hausmann	$401,662
Matt Miller	$440,482
Nigel Stansfield	$169,563

Long-Term Incentives

The Committee administers the shareholder-approved Interface, Inc. Omnibus Stock Incentive Plan (the “Omnibus Stock Plan”), which is an equity-based plan that allows for long-term incentive awards such as restricted stock, performance shares and stock options. The Omnibus Stock Plan provides for the grant to key employees and directors of the Company and its subsidiaries of restricted stock, incentive stock options (which qualify for certain favorable tax treatment), nonqualified stock options, stock appreciation rights, deferred shares, performance shares and performance units. The size of the awards made to individual officers is based on an evaluation of several factors, including the officer’s level of responsibility, the officer’s base salary, benchmark data and the Company’s overall compensation objectives. The amount and nature of prior equity incentive awards also are generally considered in determining new Omnibus Stock Plan awards for executive officers.

Long-term incentives are intended to attract and retain outstanding executive talent, create a direct link between shareholder and executive interests by focusing executive attention on increasing shareholder value, and motivate executives to achieve specific performance objectives. For instance, stock options (when granted) have an exercise price equal to at least 100% of the market price of the underlying Common Stock on the date of grant. Thus, the stock options only have value if the market price of the Company’s stock rises after the grant date. Additionally, restricted stock and performance share awards generally vest, in whole or in part, over a period of multiple years (three years for grants made in recent years), giving the executive an incentive to remain employed with the Company for a significant time period to have the opportunity to vest in an award. Moreover, awards of restricted stock and performance shares that were granted in 2019 and prior years may vest earlier if specific performance criteria designed to drive shareholder value are met. All equity awards (whether restricted stock, performance shares or otherwise) will have a minimum vesting period or minimum performance period of at least one year.

Description of Available Awards

Restricted Shares

Awards of restricted shares under the Omnibus Stock Plan generally vest over a period of multiple years following the date of award. The Committee may, in its discretion, also establish performance criteria for these awards, and the restricted shares may vest earlier if such performance criteria are satisfied. Unvested awards are also subject to forfeiture under certain circumstances. All restricted shares awarded to date have been made without consideration from the participant (although the Omnibus Stock Plan authorizes the Committee, in connection with any award, to require payment by the participant of consideration, which can be less than the fair market value of the award on the date of grant). Awards of restricted stock generally will not be transferable by the participant other than by will or applicable laws of descent and distribution.

Performance Shares

Performance shares are awards reflected in a bookkeeping entry that records the equivalent of one share of Common Stock that may subsequently be earned and payable (and issued) to the participant if specified performance criteria established by the Committee are satisfied. Awards of performance shares may be settled in Common Stock, cash, or a combination thereof, at the Company’s election. Grants of performance shares may provide for the payment to the participant of dividend equivalents on a current, deferred or contingent basis; provided, in all of our past awards of performance shares, we have accrued dividend equivalents that are paid only if and when the underlying performance shares vest. Awards of performance shares generally will not be transferable by the participant other than by will or applicable laws of descent and distribution.

Stock Options

Options granted under the Omnibus Stock Plan may be incentive stock options (as defined in Section 422 of the Internal Revenue Code of 1986, as amended), nonqualified stock options or a combination of the foregoing, although only employees are eligible to receive incentive stock options. All options under the Omnibus Stock Plan will be granted at an exercise price per share equal to not less than 100% of the fair market value of the Common Stock on the date the option is granted. Options may be structured to vest over a period of multiple years. Options granted under the Omnibus Stock Plan expire following a pre-determined period of time after the date of grant (which may not be more than 10 years after the grant date), and generally will terminate on the date three months following the date that a participant’s employment with the Company terminates.

The Company receives no consideration upon the granting of an option. Full payment of the option exercise price must be made when an option is exercised. The exercise price may be paid in cash or in such other form as the Committee may approve, including shares of Common Stock valued at their fair market value on the date of option exercise. Options generally will not be transferable by the holder thereof other than by will or applicable laws of descent and distribution.

The Committee has not granted stock options to any executive officer in the past three years.

Other Potential Awards

The Omnibus Stock Plan also provides for the award of stock appreciation rights, deferred shares and performance units. The Committee has not granted any of these other types of awards to any executive officer.

Omnibus Stock Plan Awards in 2017

One-third of the 2017 awards were granted as time-based restricted stock, and the shares would vest 100% on the third anniversary of the grant date, if the executive remained employed with the Company until that date. The executive also had the right to receive any cash dividends paid on this time-based restricted stock, throughout the three-year term.

The other two-thirds were granted in a single award of performance shares with two separate, independent vesting criteria: adjusted earnings per share (“EPS”) and Total Shareholder Return (“TSR") during the years 2017 to 2019. The first one-third of this subpart was eligible to vest based on the Company’s adjusted EPS in 2017, the second one-third of this subpart was eligible to vest based on the Company’s adjusted EPS in 2018, and all shares (to the extent not previously vested) were eligible to vest based on the Company’s adjusted EPS in 2019. The amount of performance shares that vested based on adjusted EPS was determined pro rata based upon (i) the degree to which an applicable EPS threshold level was achieved (at which point 25% of the performance shares would vest) or exceeded up to an applicable EPS target level (at which point 100% of the performance shares would vest), or (ii) the degree to which the applicable EPS target level was exceeded up to an applicable EPS maximum level (at which point two times the nominal performance shares would vest). There was no “time vesting” opportunity for this subpart. The Company does not pay dividends on unvested performance shares. Rather, “dividend equivalents” accrue on these awards of performance shares and are paid only if and when the related performance shares vest. The second vesting criterion for this portion of the 2017 awards was based on the Company’s TSR compared with its peer group during the three-year performance period of 2017 to 2019 with the following vesting opportunities (less any shares vested under the EPS criteria described above):

TSR Percentile 2017-2019	Amount Vests (% of Nominal Award)
Less than 50th	0%
50th to 75th	Pro rata 50% to 100%
Greater than 75th	100%

The 2017 time-based restricted stock awards also included a “double trigger” change-in-control vesting provision. In other words, these awards would not vest based solely on the occurrence of a change in control alone; rather, there must be “second trigger” of either (i) an involuntary separation from service or (ii) a separation from service for “Good Reason” (essentially, resignation in the face of negative changes in executive’s employment relationship with the Company).

For the 2017 awards of performance shares, the Compensation Committee retained authority in the event of a change-in-control to alter or amend the terms in any manner it deemed equitable and necessary or advisable to take into account the effect of the change-in-control. Such modifications may include, without limitation, (i) providing for payment in the form of cash or other securities in lieu of shares, (ii) vesting of all or a portion of the performance shares based on the attainment of the performance criteria determined as of the date of the change-in-control, (iii) accelerating the vesting of the performance shares in full or on a pro rata basis, (iv) converting some or all of the shares to time-based vesting, or (v) making appropriate adjustments to the performance criteria. However, in the event of a “double trigger” change-in-control and termination of employment as described above, the employee would vest in the nominal number of outstanding performance shares reduced by the number of performance shares previously vested under the performance criteria.

The threshold, goal and maximum achievement levels for this award required approximately 6%, 12% and 18% compound growth, respectively, each year, which yielded the following targets for the portion of this award that was eligible to vest based on 2019 EPS:

Criteria	Threshold	Goal	Maximum
Adjusted EPS	$1.23	$1.45	$1.69

For 2019, adjusted EPS (see Appendix A) excluded: (1) restructuring and other charges; and (2) purchase accounting in connection with the Company’s acquisition of nora systems. For compensation purposes, the Compensation Committee also excluded certain other nonrecurring expenses and items such as the effects from the enactment of the federal Tax Cuts and Jobs Act in December 2017. As so calculated, the Company’s 2019 adjusted EPS grew to $1.52, thus exceeding the established goal amount. Based on this performance, the Named Executive Officers (other than Mr. Gould, due to his termination for cause) vested in approximately 129% of the portion of this award that was based on 2019 adjusted EPS.

Omnibus Stock Plan Awards in 2018

The 2018 equity awards were structured in a manner similar to the 2017 awards. One-third of the 2018 awards were granted as time-based restricted stock with the same vesting and dividend provisions described above. The other two-thirds were granted in a single award of performance shares with two separate, independent vesting criteria. The first vesting criterion is the Company’s EPS during the years 2018 to 2020, structured in the same way described above with respect to the 2017 awards. The second vesting criterion is based on the Company’s TSR compared with its peer group during the three-year performance period of 2018 to 2020, structured in the same way described above with respect to the 2017 awards. The 2018 awards also include change-in-control vesting provisions in the same way as the 2017 awards.

The threshold, goal and maximum achievement levels for this award required approximately 6%, 12% and 18% compound growth, respectively, each year, which yielded the following targets for the portion of this award that was eligible to vest based on 2019 EPS:

Criteria	Threshold	Goal	Maximum
Adjusted EPS	$1.31	$1.47	$1.63

The Company’s 2019 EPS performance for the 2018 equity awards was calculated for compensation purposes in the same manner as for the 2017 equity awards, thus exceeding the established goal amount. As so calculated, the Company’s 2019 adjusted EPS grew to $1.52, thus exceeding the established goal amount. Based on this performance, the Named Executive Officers (other than Mr. Gould, due to his termination for cause) vested in approximately 131% of the portion of this award that was based on 2019 adjusted EPS.

Omnibus Stock Plan Awards in 2019

The 2019 equity awards were structured in a manner similar to the 2017 awards. The threshold, goal and maximum achievement levels for this award required approximately 5%, 10% and 18% compound growth, respectively, each year, which yielded the following targets for the portion of this award that was eligible to vest based on 2019 EPS:

Criteria	Threshold	Goal	Maximum
Adjusted EPS	$1.56	$1.60	$1.76

The Company’s 2019 EPS performance for the 2019 equity awards was calculated for compensation purposes in the same manner as for the 2017 and 2018 equity awards, except that the 2019 targets and achievement included the acquired nora business and had no adjustments for the Tax Cuts and Jobs Act . As so calculated, the Company’s 2019 adjusted EPS grew to $1.61, thus exceeding the established goal amount. Based on this performance, the Named Executive Officers (other than Mr. Gould, due to his termination for cause) vested in approximately 106% of the portion of this award that was based on 2019 adjusted EPS.

As demonstrated above, the Committee believes the structure of the performance-based equity awards is appropriately designed to pay for performance, and that the structure strikes a proper balance among motivating management, rewarding strong management performance, and accounting for the regular cyclicality of our industry that is outside of management’s control.

Changes in Executive Compensation in 2020

The Committee has made several changes in the features of the Omnibus Stock Incentive Plan awards that have been granted in 2020. After reviewing peer and benchmark data compiled by its independent consultant, the Committee has (i) eliminated the alternative TSR vesting criteria described above (which some shareholders had viewed negatively as a “catch up” feature), (ii) eliminated the opportunity in the third year of the performance period to vest in shares that had not previously vested in the first two years of the performance period (which some shareholders had viewed negatively as a “catch up” feature); (iii) maintained the mix of 1/3 time-based and 2/3 performance-based awards but changed from having one performance metric (adjusted EPS) to two performance metrics – adjusted EBITDA (75% weighting) and three-year cumulative return on invested capital (25% weighting), and (iv) eliminated the opportunity to vest in performance-based shares prior to the end of the three-year performance period. Regarding item (iv) in the preceding sentence, the 2020 awards provide an opportunity for grantees to earn shares based on adjusted EBITDA achievement during each year of the three-year performance plan, but the vesting of those earned shares is deferred until the Committee’s certification of attainment of all performance measures following the end of the three-year performance period.

In addition, the Committee has changed one of the 2020 bonus potential criteria, from cash flow (25% weighting for the CEO, CFO and other corporate employees) to cash flow from operations. The Committee believes this change is appropriate because it eliminates capital expenditures from the targets and achievement calculations.

Other Elements of Compensation Program

In addition to the principal compensation program elements described above, the Company has adopted a number of other elements to further its compensation program goals. They are as follows:

● 401(k) Plan and Other Defined Contribution Plans	● Limited Perquisites

● Elective Deferred Compensation Program	● Special Incentives

● Severance Agreements

401(k) Plan and Other Defined Contribution Plans

The Company maintains the Interface, Inc. Savings and Investment Plan (the “401(k) Plan”), a tax-qualified 401(k) plan which provides its U.S.-based employees a convenient and tax-advantaged opportunity to save for retirement. The Company’s Named Executive Officers who are based in the United States are eligible to participate in the 401(k) Plan on the same terms as other executive and non-executive employees based in the United States, and receive the same benefits afforded all other participants. Under the 401(k) Plan, all participating employees are eligible to receive matching contributions that are subject to vesting over time. The Company periodically evaluates the level of matching contributions afforded participant employees to ensure competitiveness in the marketplace. The Company matches 50% of the first 6% of the employee’s eligible compensation (capped by statutory limitations) that the employee contributed to the 401(k) Plan.

Elective Deferred Compensation Program

The Company also maintains the Interface, Inc. Nonqualified Savings Plan II (the “Nonqualified Plan”) for certain U.S.-based “highly compensated employees” (as such term is defined in applicable IRS regulations), including the Named Executive Officers who are based in the United States. The compensation level required to participate in the Nonqualified Plan was $120,000 in total annual compensation, and the Company had 103 participants in the plan (including both current and former employees) at the end of 2019. As with the Company’s 401(k) Plan, the Named Executive Officers who are based in the United States are eligible to participate in the Nonqualified Plan on the same terms as other executive and non-executive eligible employees based in the United States, and receive the same benefits afforded all other participants. Under the Nonqualified Plan, all eligible employees can elect to defer, on a pre-tax basis, a portion of their salary and/or annual bonus compensation. The Company matches 50% of the first 6% of the employee’s eligible salary and bonus (and sales commissions, if applicable) that was deferred, less any potential Company matching amounts under the 401(k) Plan.

Please see the “Non-Qualified Deferred Compensation” table included in this Proxy Statement for further details regarding the Nonqualified Plan, as well as the Company’s Named Executive Officers’ contributions, earnings and account balances applicable to the Nonqualified Plan for fiscal year 2019.

Pension/Salary Continuation Programs

Foreign Defined Benefit Plans

The Company has trustee-administered defined benefit retirement plans (“Pension Plans”) which cover certain of its overseas employees. The benefits are generally based on years of service and the employee’s average monthly compensation. As determined by their respective trustees, the investment objectives of the Pension Plans are to maximize the return on the investments without exceeding the limits of prudent pension fund investment and to ensure that the assets ultimately will be sufficient to exceed minimum funding requirements. The goal is to optimize the long-term return on plan assets at a moderate level of risk, by balancing higher-returning assets, such as equity securities, with less volatile assets, such as fixed income securities. The assets are managed by professional investment firms and performance is evaluated periodically against specific benchmarks. The Pension Plans’ net assets did not include any shares of the Company’s own stock at the end of fiscal year 2019. None of our Named Executive Officers are participants in these plans.

Employment and Severance Agreements

The Company has an employment agreement in effect with Mr. Stansfield, and had an employment agreement in effect with Mr. Gould until his termination in January 2020. These agreements generally provide for certain benefits (salary, bonus, medical benefits, etc.) in the event of a termination of employment without “cause” (as may be defined in the agreements), as well as certain benefits upon his resignation or a termination due to death or disability. These agreements also contain provisions placing restrictions on the individual’s ability to compete with the Company, or solicit its customers or employees, for a specified period of time following termination of employment. For Mr. Gould, the agreement also provided for certain benefits in the event of a termination of employment in connection with a “Change in Control” (as defined in the agreements) of the Company.

The Company also has a Severance Protection and Change in Control Agreement with Mr. Foshee, and previously had such an agreement with Mr. Miller, that provides for certain severance benefits if the individual’s employment is terminated involuntarily without cause or in connection with a change in control. The agreement also contains provisions placing restrictions on the individual’s ability to compete with the Company for a period of 12 or 24 months following termination of employment, depending on the circumstances of termination.

Mr. Hausmann does not have an employment agreement. In the event of a termination, he is entitled to receive only those benefits outlined in (i) his employment offer letter, (ii) the Company’s policies (including, without limitation, severance and benefits) applicable to similarly situated employees in the U.S., and (iii) the terms of his individual equity award agreements in effect at the time.

Please see the further discussion below in the “Potential Payments Upon Termination or Change of Control” section of this Proxy Statement regarding the respective employment and change in control agreements of the Company’s Named Executive Officers.

Perquisites

In order to provide a market competitive total compensation package to certain of the Company’s executive officers, including the Named Executive Officers, the Company provides a limited set of perquisites that it believes enable its Named Executive Officers to perform their responsibilities efficiently and with minimal distractions. The perquisites provided to one or more Named Executive Officers in 2019 included the following:

● Company-provided automobile/allowance	● Long-term care and life insurance

● Company-provided telephone	● Tax advisory and return preparation reimbursement (Mr. Gould only)

Please see the “Summary Compensation Table” included in this Proxy Statement (and the notes thereto) for a more detailed discussion of these perquisites and their valuation.

Special Incentive Programs

From time to time, in its discretion, the Committee may implement special incentive programs which provide executives an opportunity to earn additional compensation if specific performance objectives (such as stock price appreciation, debt reduction, cash accumulation, or attainment of a specified financial ratio) are met. No special incentive programs have been used in the past several years.

Stock Ownership and Retention Guidelines

To further tie the financial interests of Company executives to those of shareholders, the Committee has established stock ownership and retention guidelines. Pursuant to the stock ownership and retention guidelines, executives are expected to accumulate a number of shares (unrestricted) of the Company’s Common Stock having a value equaling three times base salary in the case of the Chief Executive Officer and two times base salary in the case of the other executive officers (based on salaries and the stock price at the time the new guidelines were adopted in 2016). The expectation is for executives to reach this ownership level by March 2020 (or within four years of joining the Company). As of the end of 2019, all Named Executive Officers had met this target. To facilitate accomplishing the ownership targets, executive officers generally are expected to retain at least one-half of the net after-tax shares (i.e., the net shares remaining after first selling or the withholding of sufficient shares to cover the anticipated tax liability and, in the case of stock options, the exercise price) obtained upon the vesting of equity awards and the exercise of stock options.

Directors also are subject to stock ownership requirements. Directors are required to hold 2,000 unrestricted shares. Any new director is required to accumulate these shares by the second anniversary of his or her election. As a guideline, non-employee directors also are expected to retain during their tenure all of the net after-tax shares obtained upon the vesting of restricted stock and at least one-half of the net after-tax shares obtained upon the exercise of stock options. All current directors (with the exceptions of Ms. Kilbane, who joined the Board in July 2018, and Messrs. Gibson and Keough, who joined the Board in September 2019) have met this stock ownership standard.

The Company has a policy that generally prohibits all of its employees, officers and directors from engaging in short sales or trading in puts, calls and other options or derivatives with respect to the securities of the Company.

Compensation Deductibility

Prior to enactment of The U.S. Tax Cuts and Jobs Act (the “Tax Act”), an income tax deduction under U.S. federal law was generally available for annual compensation in excess of $1 million paid to certain “covered employees” of a public corporation if that compensation qualified as “performance-based” compensation under Section 162(m) of the U.S. tax code. Prior to the Act, “covered employees” included the chief executive officer and the next three highest paid executive officers (excluding the chief financial officer), determined as of the end of a taxable year.  Executive compensation under the Company’s Executive Bonus Plan, described above, met these requirements and qualified for an income tax deduction under U.S. federal law prior to the Tax Act.

The Tax Act eliminated the “performance-based” deduction beginning January 1, 2018, expanded the definition of “covered employees” to include the chief financial officer, and made “covered employee” status permanent for any executive who was a “covered employee” for any taxable year beginning after December 31, 2016. However, the Tax Act provided a transition rule with respect to remuneration which was paid pursuant to a written binding contract which was in effect on November 2, 2017, and which was not materially modified after that date. As a result of the Tax Act, the Company currently expects that any compensation amounts paid in excess of $1 million to any “covered employee” in respect of and after fiscal 2018 will no longer be deductible. The Company’s expectation is that this change will not have a material effect on its operating results or financial condition

Although the Committee considers deductibility issues when approving executive compensation elements, the Company and the Committee believe that other compensation objectives, such as attracting, retaining and providing incentives to qualified managers, are important and may supersede the goal of maintaining deductibility. Consequently, the Company and the Committee may make compensation decisions without regard to deductibility when it is deemed to be in the best interests of the Company and its shareholders to do so.

Impact of COVID-19 on our 2020 Executive Compensation Program

Given the numerous uncertainties in the global business environment that have been created by the COVID-19 worldwide pandemic, the Committee continues to review various aspects of our compensation programs for 2020, especially with respect to performance metrics and targets, which were established prior to the onset of the COVID-19 pandemic and its macroeconomic consequences.   In light of the foregoing, the Committee will carefully consider the unique set of challenges created by COVID-19 in connection with our 2020 compensation programs so that we can continue to retain and incentivize our leadership team during this unprecedented time. The health and safety of our employees and the communities in which we operate continues to be the Company’s paramount concern, and our Board of Directors, Compensation Committee and executive leadership team will continue to monitor the impacts of COVID-19 on our business.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors has reviewed and discussed with management the “Compensation Discussion and Analysis” section of this Proxy Statement. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” section be included in this 2020 Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 29, 2019, filed with the Securities and Exchange Commission.

THE COMPENSATION COMMITTEE
Sheryl D. Palmer (Chair)
Dwight Gibson
Joseph Keough

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the executive officers of the Company served as either (1) a member of the Compensation Committee or (2) a director of any entity of which any member of the Compensation Committee is an executive officer. In addition, none of the executive officers of the Company served as a member of the compensation committee of any entity of which any member of the Board of Directors is an executive officer.

EXECUTIVE COMPENSATION AND RELATED ITEMS

Summary Compensation Table

The following table provides information about the compensation paid by the Company and its subsidiaries to the Company’s Named Executive Officers for each of the past three fiscal years. As previously disclosed, Messrs. Gould and Miller are no longer employed by the Company.

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total

(a)	(b)	($) (c)	($) (d)(1)	($) (e)(2)	($) (f)	($) (g)(3)	($) (h)(4)	($) (i)(5)	($) (j)(6)
Jay D. Gould,	2019	927,000	--	2,317,490	--	--	--	155,311	3,399,801
Former President and	2018	927,000	--	2,549,234	--	1,522,876	--	102,556	5,101,666
CEO	2017	882,564	--	2,195,604	--	1,586,100	--	83,890	4,748,159
David B. Foshee	2019	385,175	--	442,955	--	231,475	--	46,276	1,105,881
Vice President,
General Counsel and
Secretary
Bruce A. Hausmann,	2019	445,578	--	668,379	--	401,662	--	65,991	1,581,610
VP and CFO	2018	432,600	--	648,874	--	426,405	--	49,318	1,557,197
	2017	306,923	100,000	1,236,922	--	452,882	--	127,960	2,224,687
Matthew J. Miller	2019	437,091	--	655,645	--	440,482	--	80,214	1,613,432
Former Vice President	2018	424,360	--	699,991	--	347,443	--	45,241	1,517,035
(Division President)	2017	412,000	--	603,056	--	432,724	--	38,485	1,486,264
Nigel Stansfield	2019	396,637	--	620,863	--	169,563	--	51,702	1,238,765
Vice President	2018	342,622	--	441,089	--	371,078	--	26,889	1,181,678
(Division President)*

______

*

Mr. Stansfield was paid in British pound sterling. In calculating the U.S. dollar equivalent for disclosure purposes, the Company has converted each payment in British pound sterling into U.S. dollars based on the exchange rate in effect as of the end of the year (£1 to $1.28 for 2019, and £1 to $1.34 for 2018).

(1)

The Company paid no discretionary bonuses, or bonuses based on performance metrics that were not pre-established and communicated to the Named Executive Officers. All cash bonus awards were performance-based. These payments, which were made under the Company’s Executive Bonus Plan, are reported in the “Non-Equity Incentive Plan Compensation” column (column (g)).

(2)

The amounts reported in the “Stock Awards” column are computed based upon the grant date fair values as of the respective grant dates. See the Note entitled “Shareholders’ Equity” to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 29, 2019, regarding assumptions underlying valuation of equity awards. See the “Grants of Plan-Based Awards” table included in this Proxy Statement for additional information about equity awards granted in 2019, and the “Outstanding Equity Awards at Fiscal Year-End” table included in this Proxy Statement for information with respect to awards outstanding at year-end 2019. The ultimate payout value with respect to the “Stock Awards” included in column (e) may be significantly more or less than the amounts shown, and possibly zero, depending on the Company’s financial performance at the end of the performance or restricted period and the recipient’s tenure of employment. For a description of the performance criteria, please see the discussion contained in the “Compensation Discussion and Analysis” section herein.

(3)

The amounts reported in the “Non-Equity Incentive Plan Compensation” column reflect the amounts earned by and paid to each Named Executive Officer under the Company’s Executive Bonus Plan. Mr. Gould received no bonus for 2019 as a result of his termination for cause. The material provisions of the Executive Bonus Plan are more fully described in the “Compensation Discussion and Analysis” section included herein.

(4)	The Named Executive Officers do not participate in a Pension Plan, and the Company does not pay any above-market interest (or any guaranteed interest rate) on its Nonqualified Plan.

(5)

The amounts reported in the “All Other Compensation” column reflect, for each Named Executive Officer, the sum of (i) the incremental cost to the Company of all perquisites and other personal benefits, and (ii) amounts contributed by the Company to the 401(k) Plan or Nonqualified Plan (collectively, the “Company Retirement Plans”). The material provisions of the Company Retirement Plans are contained in the “Compensation Discussion and Analysis” section herein.

The following table outlines those perquisites and all other compensation required by SEC rules to be separately quantified that were provided to the Company’s Named Executive Officers during 2019.

Name	Automobile ($)	Telephone ($)	Long-Term Care and Life Insurance Premiums ($)	Other ($)	Dividends and Dividend Equivalents ($)	Company Contributions to Retirement Plans ($)
Jay D. Gould	15,711	2,280	2,760	5,150	82,830	46,580
David B. Foshee	12,863	1,789	1,306	--	12,467	17,852
Bruce A. Hausmann	14,401	2,601	1,371	--	21,164	26,455
Matthew J. Miller	12,000	2,097	1,366	25,217	24,012	15,523
Nigel Stansfield	12,895	4,749	16,278	--	17,781	--

Automobile/Automobile Allowance. Each of the Named Executive Officers were provided with use of a company-provided automobile, or an automobile allowance, plus fuel and maintenance.

Telephone. The Company paid certain fees associated with the Named Executive Officers’ use of company-provided cellular telephones.

Long-Term Care and Life Insurance. The Company paid certain premiums associated with long-term care and life insurance policies.

Other. For Mr. Gould, the amount represents reimbursement of tax advisory and return preparation services. For Mr. Miller, the amount represents unused vacation payout received pursuant to his separation agreement with the Company.

Dividends and Dividend Equivalents. In 2019, the Company paid on all outstanding Common Stock of the Company (including time-based awards of restricted stock, but not on unvested performance shares) dividends of $0.065 per share in each quarter. Dividend equivalents accrue on awards of performance shares and are paid out only if, and to the extent, the performance shares actually vest. The amounts in the “Dividends and Dividend Equivalents” column reflect dividends paid on the time-based restricted shares, and dividend equivalents paid out on performance shares that vested, of each Named Executive Officer in 2019.

Contributions to Retirement Plans. The Company makes matching contributions, on the same terms and using the same formulas as for other participating employees, to each U.S.-based Named Executive Officer’s account under the 401(k) Plan and the Nonqualified Plan, as applicable.

The amounts reflected below represent the contributions by the Company:

Name	Year	Company Contribution To 401(k) Plan ($)	Company Contribution To Nonqualified Plan ($)

Jay D. Gould	2019	8,400	38,180
	2018	8,250	38,230
	2017	8,100	39,665
David B. Foshee	2019	7,125	10,727
Bruce A. Hausmann	2019	8,400	18,055
	2018	8,250	14,143
	2017	1,350	0
Matthew J. Miller	2019	7,125	8,398
	2018	8,250	14,091
	2017	8,100	9,704

As a non-U.S. employee, Mr. Stansfield is ineligible to participate in the 401(k) Plan and the Nonqualified Plan.

(6)

In 2019, salary as a percentage of total compensation (excluding change in pension value) for each of Messrs. Gould, Foshee, Hausmann, Miller and Stansfield was 27%, 35%, 28%, 27% and 32%, respectively. In 2018, this percentage for each of Messrs. Gould, Hausmann, Miller and Stansfield was 18%, 28%, 28% and 29%, respectively. In 2017, this percentage for each of Messrs. Gould, Hausmann and Miller was 19%, 14% and 28%, respectively.

Grants of Plan-Based Awards in 2019

The following table provides information about awards granted to the Company’s Named Executive Officers in 2019, as well as potential future payments associated therewith.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards
Name (a)	Grant Date (b)	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)(2)	Maximum (#) (h)	Grant Date Fair Value of Stock and Option Awards ($) (l) (3)
Jay D. Gould	2-15-19	347,625	1,390,500	2,085,750	22,021	88,084	176,168	1,544,993
	2-15-19	--	--	--	--	44,042	44,042	772,497
David B. Foshee	2-15-19	57,776	231,105	346,658	4,209	16,836	33,672	295,303
	2-15-19	--	--	--	--	8,418	8,418	147,652
Bruce A. Hausmann	2-15-19	100,255	401,020	601,530	6,351	25,404	50,808	445,586
	2-15-19	--	--	--	--	12,702	12,702	222,793
Matthew J. Miller	2-15-19	98,345	393,382	590,073	6,230	24,920	49,840	437,097
	2-15-19	--	--	--	--	12,460	12,460	218,548
Nigel Stansfield*	2-15-19	89,243	356,974	535,461	5,900	23,598	47,196	413,909
	2-15-19	--	--	--	--	11,799	11,799	206,954

*	Estimated potential payments under Non-Equity Incentive Plan Awards for Mr. Stansfield were converted into U.S. dollars based on the exchange rate as of the end of fiscal year 2019.

(1)

The payment amounts reflected in columns (c), (d) and (e) represent amounts associated with awards potentially earned for fiscal 2019 by the Company’s Named Executive Officers under the Company’s Executive Bonus Plan. The total bonus opportunity under the Executive Bonus Plan (expressed as a percentage of 2019 base salary) was 150% for Mr. Gould, 90% for Messrs. Hausman, Miller and Stansfield, and 60% for Mr. Foshee. Up to 150% of the bonus opportunity may be earned for maximum achievement. Certain additional material provisions of the Executive Bonus Plan are more fully described in the “Compensation Discussion and Analysis” section included herein.

(2)

The amounts reflected in column (g) represent the number of shares of restricted stock and performance shares granted to the executives in 2019 under the Omnibus Stock Plan. See the Compensation Discussion and Analysis herein for additional information on these awards. These shares of restricted stock and performance shares are included in the “Stock Awards” column (column (e)) of the Summary Compensation Table.

(3)

The amounts reflected in column (l) represent the dollar value of restricted stock and performance shares awarded to the executives, calculated by multiplying the number of shares (assuming target payout) awarded by the closing price of the Company’s Common Stock as reported by the Nasdaq Stock Market on the trading date immediately preceding the date of grant.

Outstanding Equity Awards at 2019 Fiscal Year-End

The following table provides information about the number of shares covered by exercisable and unexercisable options and unvested stock awards outstanding and held by the Company’s Named Executive Officers as of the end of fiscal year 2019.

	Option Awards					Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)
Jay D. Gould	--	--	--	--	--	118,338	1,957,311	159,657	2,640,727
David B. Foshee	--	--	--	--	--	20,562	340,095	28,462	470,761
Bruce A. Hausmann	--	--	--	--	--	43,526	719,920	44,233	731,614
Matthew J. Miller	--	--	--	--	--	32,864	543,571	42,558	703,909
Nigel Stansfield	--	--	--	--	--	25,766	426,170	36,723	607,398

______

(1)

Restricted stock awards that have not yet vested are subject to forfeiture by the Named Executive Officers under certain circumstances. For a description of the related performance criteria, please see the discussion contained in the “Compensation Discussion and Analysis” section herein. The restricted stock vesting dates for each Named Executive Officer range from 2020-2022.

(2)

The market value referenced above is based on the closing price of $16.54 per share of the Company’s Common Stock on December 27, 2019 (the last trading day of the Company’s 2019 fiscal year), as reported by the Nasdaq Stock Market.

Option Exercises and Stock Vested in 2019

The following table provides information about the number and corresponding value realized during 2019 with respect to (i) the exercise of stock options, and (ii) the vesting of restricted stock and performance shares for each of the Company’s Named Executive Officers.

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)(1)
Jay D. Gould	--	--	137,521	2,367,908
David B. Foshee	--	--	23,424	398,056
Bruce A. Hausmann	--	--	35,804	610,080
Matthew J. Miller	--	--	41,098	703,097
Nigel Stansfield	--	--	29,102	498,827

______

(1)	The dollar amount is determined by multiplying (i) the number of shares vested by (ii) the closing price of our Common Stock on the Nasdaq Stock Market on the day preceding the vesting date.

2019 Non-Qualified Deferred Compensation

The following table provides information about the contributions, earnings and account balances of the Company’s applicable deferred compensation plans for each of the Company’s Named Executive Officers.

Name (a)(1)	Executive Contributions in Last FY ($) (b)	Company Contributions in Last FY ($) (c)(2)	Aggregate Earnings in Last FY ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)(3)

Jay D. Gould	74,160	38,230	115,626	--	542,673
David B. Foshee	37,827	9,769	26,000	(40,370)	149,457
Bruce A. Hausmann	52,319	14,143	16,115	--	106,655
Matthew J. Miller	14,595	14,091	34,682	--	155,129
Nigel Stansfield	--	--	--	--	--

______

(1)

The Company maintains the Nonqualified Plan for certain U.S.-based “highly compensated employees” (as such term is defined in applicable IRS regulations), including each of the Named Executive Officers. As with the Company’s 401(k) Plan, the Named Executive Officers are eligible to participate in the Nonqualified Plan on the same terms as other eligible executive and non-executive employees based in the United States, and receive the same benefits afforded all other participants.

Under the Nonqualified Plan, all eligible employees can elect to defer, on a pre-tax basis, a portion of their salary and/or annual bonus compensation. Each participant elects when the deferred amounts will be paid out, which can be during or after employment, subject to the provisions of Section 409A of the Internal Revenue Code. The employee earns a deferred return based on deemed investments in mutual funds selected by the employee from a list provided by the Company. The investment risk is borne entirely by the employee participant. Gains and losses are credited based on the participant’s election of a variety of deemed investment choices. Participants’ accounts may or may not appreciate, and may even depreciate, depending on the performance of their deemed investment choices. None of the deemed investment choices provide interest at above-market rates (or any guaranteed interest rate). The Company has established an irrevocable grantor (“rabbi”) trust to hold, invest and reinvest deferrals and contributions under the Nonqualified Plan, and all deferrals are paid out in cash upon distribution.

(2)

The amounts reported in column (c) reflect, for each Named Executive Officer (as applicable), the actual amounts contributed by the Company to the Nonqualified Plan during fiscal year 2019 (including contributions in 2019 with respect to compensation deferrals in 2018).

(3)

The amounts reported in column (d) were not reported as compensation to the Named Executive Officers in the Company’s Summary Compensation Table. However, the Company’s matching contributions reported in column (c) are included in the “All Other Compensation” column of the Company’s Summary Compensation Table.

CEO Pay Ratio

As required by SEC rules, we are disclosing the median of the annual total compensation of all employees of Interface (excluding the CEO), the annual total compensation of the CEO, and the ratio of the median of the annual total compensation of all employees to the annual total compensation of the chief executive officer.

The Company reviewed its global employee population as of December 29, 2019, to prepare the analysis. As of December 29, 2019, the date selected by the Company for purposes of choosing the median employee, the global employee population consisted of approximately 4,306 individuals, with 43% of these individuals located in the United States. The median employee was selected using data for the following elements of compensation: salary, equity awards, incentive compensation, and non-equity incentive compensation, over a trailing 12-month period from payroll records.

For purposes of reporting annual total compensation and the ratio of annual total compensation of the CEO to the median employee, both the CEO and median employee’s annual total compensation are calculated consistent with the disclosure requirements of executive compensation under Item 402(c)(2)(x) of Regulation S-K.

For 2019, the median employee’s annual total compensation was $59,960, and the total annual compensation of our CEO was $3,399,801. Based on this information, the ratio of the total annual compensation of our CEO to the total annual compensation of our median employee for fiscal 2019 was 57:1. The median employee was located in the United States.

The Company used the average exchange rate as of December 29, 2019 to convert international total compensation. There were no other adjustments permissible by the SEC, nor have any material assumptions or estimates been made to identify the median employee or to determine total annual compensation.

2019 Director Compensation

The following table provides information about the compensation paid to the Company’s directors in 2019 (excluding Mr. Gould, who was a Named Executive Officer and did not receive additional compensation for Board or Committee service and whose compensation is presented in the Summary Compensation Table included above).

Name (a)	Fees Earned or Paid in Cash ($) (b)(1)	Stock Awards ($) (c)(2)	Option Awards ($) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (f)	All Other Compensation ($) (g)(3)	Total ($) (h)
John P. Burke	87,500	99,996	--	--	--	1,887	189,382
Andrew B. Cogan	95,000	99,996	--	--	--	1,887	196,882
Dwight Gibson	26,667	--	--	--	--	--	26,667
Daniel T. Hendrix(4)	240,000	--	--	--	2,138,359	81,479	2,459,838
Christopher G. Kennedy	110,000	99,996	--	--	--	1,887	211,882
Joseph Keough	26,667	--	--	--	--	--	26,667
Catherine M. Kilbane	87,500	99,996	--	--		1,718	189,214
K. David Kohler	87,500	99,996	--	--	--	1,887	189,382
James B. Miller, Jr.	87,500	99,996	--	--	--	1,887	189,382
Sheryl D. Palmer	102,500	99,996	--	--	--	1,887	204,382

______

(1)

For fiscal year 2019, the Company’s non-employee directors (“outside directors”) were paid an annual director’s fee of $80,000. Outside directors who serve on the Audit Committee, the Compensation Committee and the Nominating & Governance Committee were paid an additional $7,500 per year, except that the respective Chairpersons of the Audit Committee, Compensation Committee and Nominating & Governance Committee were paid an additional $15,000 per year (rather than $7,500). In addition, the lead independent director of the Board was paid an incremental $15,000 per year. Directors also were reimbursed for expenses in connection with attending Board and Committee meetings.

(2)

The amounts reported in the “Stock Awards” column are computed based upon the aggregate grant date fair value of the respective awards. See the Note entitled “Shareholder’s Equity” to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 29, 2019, regarding assumptions underlying valuation of equity awards. The ultimate payout value may be significantly less than the amounts shown, and possibly zero, depending on the recipient’s tenure as a director. In 2019, each of the directors listed in the table received an award of 5,777 shares of restricted stock having a grant date fair value of $17.31 per share (except for Messrs. Gibson and Keough, who were elected to the Board in September 2019 and did not receive an award in 2019). As of December 29, 2019, each of these directors held an aggregate of 7,257 shares of restricted stock that had not vested, except that Ms. Kilbane held 6,608 shares of restricted stock that had not vested, and Messrs. Gibson and Keough held no shares. No stock options were granted to directors in 2019 or in the past several years. As of December 29, 2019, there were no stock options held by directors.

(3)

In 2019, the Company paid on all outstanding Common Stock of the Company (including restricted stock) dividends of $0.065 per share in each quarter. The amounts in this column reflect dividends on the restricted shares of each director in 2019.

(4)	Mr. Hendrix remained an employee of the Company and served as non-executive Chairman of the Board until November 2019, at which point he became a non-employee Chairman of the Board.

The Company maintains a defined benefit Salary Continuation Agreement with Mr. Hendrix dated as of January 1, 2008 (although earlier versions of the agreement date back to 1998). The amount reported in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column relates to Mr. Hendrix’s accumulated benefit thereunder. In 2019, the value increased due a combination of $832,752 of cash payments under Salary Continuation Agreement plus an increase of $1,305,607 in the present value of the accumulated benefits (primarily due to a decrease in the discount rate used for determining present value), for an aggregate increase of $2,138,359.

The Company also is a party to a split dollar insurance agreement (the “Hendrix Split Dollar Agreement”) with Mr. Hendrix. Pursuant to the Hendrix Split Dollar Agreement, Mr. Hendrix has obtained an insurance policy on his life, and the Company pays the premiums on such policy as an additional employment benefit for Mr. Hendrix. The annual premium is $72,032. Mr. Hendrix is the owner of the policy, and has assigned to the Company a portion of the death benefit that is equal to the greater of (i) the total amount of the unreimbursed premiums paid by the Company with respect to the policy, or (ii) the death benefit under the policy in excess of $2,000,000. The Company’s portion of the death benefit totaled $2,973,664 as of December 29, 2019; the balance of the death benefits ($2,000,000) will be payable to the beneficiaries of the policy designated by Mr. Hendrix. The total of unreimbursed premiums paid by the Company with respect to the policy as of December 29, 2019 was $1,656,736.

The amount reported in column (g) for Mr. Hendrix reflects the incremental cost to the Company of all perquisites and other personal benefits, and is comprised of $72,032 for the Hendrix Split Dollar Agreement insurance premium, $4,500 for Company contributions to retirement plans, $2,372 for life and long-term care insurance premiums, and $2,574 for a Company provided cellular telephone.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information concerning the Company’s equity compensation plans as of December 29, 2019.

Plan Category(1)	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)	(b)	(c)
Equity Compensation Plan Approved by Security Holders:
Omnibus Stock Plan(2)	27,500(3)	$12.43	1,503,008(3)

(1)	The Company does not have shares authorized for issuance under any compensation plan not approved by shareholders.
(2)

Each share issued under the existing Omnibus Stock Plan pursuant to an award other than a stock option will reduce the number of remaining shares available by 1.33 shares. (This feature is eliminated from the proposed 2020 Omnibus Stock Incentive Plan described in Item 3 below.)

(3)

Assumes target level achievement of 512,105 unearned and unvested performance shares outstanding as of December 29, 2019. If maximum level achievement of these unearned and unvested performance shares were to be achieved, the number of shares remaining available for future issuance as of December 29, 2019, would have been 821,909.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The Company is generally obligated to provide its Named Executive Officers with certain payments or other forms of compensation when their employment with the Company is terminated. The actual amount of compensation due each of the Named Executive Officers, as well as the duration of any periodic payments, depends on both the circumstances surrounding the termination, as well as the particulars of any employment-related agreements to which the Company and the Named Executive Officer are party.

Jay D. Gould

The Company had with Mr. Gould (prior to his termination in January 2020) an employment and change in control agreement, which generally described the benefits payable at, following, or in connection with various termination scenarios. The employment and change in control agreement was for a rolling two-year term, such that the remaining term was always two years until a specified retirement age or notice from the Company that ceased the rolling renewal. The Company had the right to terminate the agreement at any time, with or without cause, and the executive had the right to voluntarily terminate his employment upon 90 days notice. The agreement provided for certain benefits in the event of various termination scenarios, including termination without cause, termination with cause, voluntary retirement or resignation, termination due to death or disability, and termination in connection with a “change in control” (as defined in the agreement) of the Company. The agreement also contained provisions placing restrictions on the executive’s ability to compete with the Company for a period of two years following the termination of his employment. The agreement did not contain any tax “gross up” provisions.

In the event that Mr. Gould (i) retired or voluntarily resigned, (ii) died or was terminated in connection with a disability, (iii) was terminated by the Company (x) with “cause”, (y) without “cause” or (z) experienced certain terminations (without cause) in connection with a “change in control” (as applicable, and as such terms are defined in the agreement) on December 27, 2019 (the last business day of fiscal year 2019), he would have been entitled to receive the following types of payments and benefits, and would have been subject to the various restrictive covenants, described below.

Upon Retirement or Voluntary Resignation:

Payment, Benefit or Restrictive Covenant	Entitled to Receive
Base Salary	Executive would be entitled to receive his then-current base salary through the effective date of retirement or resignation.
Bonus

Executive would be entitled to receive a prorated portion of his annual bonus opportunity calculated based on the date of retirement or resignation (e.g., a June 30 retirement or resignation would entitle executive to 50% of the bonus otherwise payable).

Equity Awards	Executive would forfeit any unvested restricted stock and performance share awards.
Other Employee Retirement Plans	No additional benefit beyond those to which the executive normally would be entitled under the Company’s 401(k) Plan and Nonqualified Plan following termination of employment.
Health, Life and Other Insurance Coverages	No additional benefits beyond those to which the executive normally would be entitled under the terms of the respective medical and/or insurance plans.
Restrictive Covenants	Executive would be prohibited from competing with the Company, or soliciting its customers or employees, for a two-year period following retirement or resignation.

Upon Death/Disability:

Payment, Benefit or Restrictive Covenant	Entitled to Receive
Base Salary	Executive would be entitled to receive his then-current base salary through the date of termination due to death/disability.
Bonus

Executive would be entitled to receive a prorated portion of his annual bonus opportunity calculated based on the date of termination due to death/disability (e.g., a June 30 termination due to death/disability would entitle executive to 50% of the bonus otherwise payable).

Equity Awards

Executive would immediately vest in a percentage of all unvested restricted stock and outstanding performance share awards (and receive payout of accrued dividend equivalents on such vested performance share awards), as specified in the applicable award agreement(s).

Other Employee Retirement Plans	No additional benefit beyond those to which the executive would be normally entitled under the Company’s 401(k) Plan and Nonqualified Plan following termination of employment.
Health, Life and Other Insurance Coverages	No additional benefits beyond those to which the executive would be normally entitled under the terms of the respective medical and/or insurance plans.
Restrictive Covenants	Executive would be prohibited from competing with the Company, or soliciting its customers or employees, for a two-year period following any termination due to disability.

Upon Termination With “Cause”:

Payment, Benefit or Restrictive Covenant	Entitled to Receive
Base Salary	Executive would be entitled to receive his then-current base salary through the effective date of termination.
Bonus	No benefit. .
Equity Awards	Executive would forfeit any unvested restricted stock and performance share awards.
Other Employee Retirement Plans	No additional benefit beyond those to which the executive would be normally entitled under the Company’s 401(k) Plan and Nonqualified Plan following termination of employment.
Health, Life and Other Insurance Coverages	No additional benefits beyond those to which the executive would be normally entitled under the terms of the respective medical and/or insurance plans.
Restrictive Covenants	Executive would be prohibited from competing with the Company, or soliciting its customers or employees, for a two-year period following termination.

Upon Termination Without “Cause”:

Payment, Benefit or Restrictive Covenant	Entitled to Receive
Base Salary	Executive would be entitled to receive his then-current base salary for two years.
Bonus

Executive would be entitled to receive bonus payments for two years as well as a prorated bonus for the year in which employment terminates, each calculated based on the average bonus (excluding special incentive plan bonuses) received by the executive during the two years prior to the effective termination date.

Equity Awards

Executive would immediately vest in a percentage of all unvested restricted stock, as specified in the applicable award agreement(s). For performance share awards, executive would retain a percentage of the unearned and unvested award, subject to potential future vesting based on the performance criteria (and would receive payout of accrued dividend equivalents on such vested performance share awards that vest in the future).

Other Employee Retirement Plans	Executive would be entitled to an amount equal to the matching contribution he would have received under the Company’s 401(k) Plan for the two-year period following termination.
Health, Life and Other Insurance Coverages	Executive would be entitled to continue coverages for two years, with the Company paying the associated premiums.
Restrictive Covenants	Executive would be prohibited from competing with the Company, or soliciting its customers or employees, for a two-year period following termination.

Upon Termination Following “Change in Control”:

Payment, Benefit or Restrictive Covenant	Entitled to Receive
Base Salary	Executive would be entitled to receive his base salary in its then-current amount for two years. Such amount would be paid in a lump sum within 30 days after separation from service.
Bonus

Executive would receive bonus payments for two years as well as a prorated bonus for the year in which employment terminates, each calculated based on the average bonus (including any special incentive plan bonuses) received by the executive during the two years prior to the effective termination date. Such amount would be paid in a lump sum within 30 days after separation from service.

Equity Awards

Executive would immediately vest in all unvested restricted stock, and would vest in the nominal number of outstanding performance shares reduced by the number of performance shares previously vested under the performance criteria (and receive payout of accrued dividend equivalents on such vested performance share awards).

Other Employee Retirement Plans	Executive would be entitled to an amount equal to the matching contribution he would have received under the Company’s 401(k) Plan for the two-year period following termination.
Health, Life and Other Insurance Coverages	Executive would be entitled to continue coverages for two years with the Company paying the associated premiums.
Restrictive Covenants	Executive would be prohibited from competing with the Company, or soliciting its customers or employees, for a two-year period following termination.

Bruce A. Hausmann

Mr. Hausmann does not have an employment agreement. In the event of a termination, he would be entitled to receive only those benefits outlined in (i) his employment offer letter, (ii) the Company’s policies (including, without limitation, severance and benefits) applicable to similarly situated employees in the U.S., and (iii) the terms of his individual equity award agreements in effect at the time. Mr. Hausmann’s employment offer letter generally requires that, in the event of a termination by the Company without cause, he is entitled to receive 12 months of his then-current base salary, as well as 12 months of cash bonus (based on the average cash bonus paid to him in the preceding two years).

David B. Foshee and Matthew J. Miller

The Company entered into Severance Protection and Change in Control Agreements with each of Messrs. Foshee and Miller that provide for certain severance benefits if his respective employment is terminated involuntarily under certain circumstances.  In general, those benefits are: (1) In the event of a termination without cause, severance benefits of 12 months continued base salary payments, a prorated annual bonus based on the date of termination, and continued health insurance benefits at the employee's regular rate for 12 months; and (2) In the event of an involuntary separation from service or a separation from service for good reason within 24 months following a "change in control" (as defined in the Agreement), severance benefits equal to 24 months of base salary payments (payable in a lump sum), a prorated annual bonus based on the date of termination, and continued health insurance benefits at the employee's regular rate for 12 months. The agreement also contains provisions placing restrictions on their ability to compete with the Company for a period of 12 or 24 months following termination of employment, depending on the circumstances of termination.

Nigel Stansfield

The Company has entered into an employment contract with Mr. Stansfield that provides for certain benefits if Mr. Stansfield’s employment is terminated involuntarily. The Company may terminate the employment contract for any reason by providing Mr. Stansfield 12 months’ notice (or may terminate immediately for cause). During the 12-month notice period, the Company may require Mr. Stansfield to continue performing his duties, or may place him on “garden leave” during the 12 months termination notice period. Alternatively, the Company may elect to terminate his employment immediately and pay him the equivalent of his salary and benefits for such 12-month period. The agreement also contains provisions restricting Mr. Stansfield from competing with the Company for a period of 6 months or solicit the Company’s customers or employees for a period of 12 months following termination of employment.

 Payments to Named Executive Officers Upon Termination or Change in Control

The following tables summarize the benefits payable to each of the Named Executive Officers under his employment agreement (or other agreements or arrangements described above) in effect on December 27, 2019 (the last business day of the Company’s 2019 fiscal year). The tables do not include amounts payable under employee benefit plans in which Company associates are eligible to participate on a non-discriminatory basis. The amounts shown in the tables below assume that a Named Executive Officer’s employment terminated as of December 27, 2019, and that the fair market value of the Company’s Common Stock was $16.54 per share.

Jay D. Gould

	Retirement or Resignation	Death/Disability	Termination with Cause	Termination without Cause	Termination Following Change in Control(1)

Compensation:	($)	($)	($)	($)	($)
Base salary	--	--	--	1,854,000	1,854,000
Bonus	1,385,072	1,385,072	--	4,654,922	4,654,922
Equity awards(2)	--	2,135,327	--	2,135,327	3,915,131

Benefits and Perquisites:
Retirement plans(3)	--	--	--	16,800	16,800
Health, life and other insurance(4)	--	--	--	45,842	45,842

David B. Foshee

	Retirement or Resignation	Death/Disability	Termination with Cause	Termination without Cause	Termination Following Change in Control(1)

Compensation:	($)	($)	($)	($)	($)
Base salary	--	--	--	385,175	770,350
Bonus	--	--	--	230,203	230,203
Equity awards(2)	--	369,433	--	369,433	700,091

Benefits and Perquisites:
Retirement plans	--	--	--	--	--
Health, life and other insurance	--	--	--	--	--

Bruce A. Hausmann

	Retirement or Resignation	Death/Disability	Termination with Cause	Termination without Cause	Termination Following Change in Control(1)

Compensation:	($)	($)	($)	($)	($)
Base salary	--	--	--	445,578	445,578
Bonus	--	--	--	399,455	399,455
Equity awards(2)	--	767,747	--	767,747	1,270,629

Benefits and Perquisites:
Retirement plans	--	--	--	--	--
Health, life and other insurance	--	--	--	--	--

Matthew J. Miller

	Retirement or Resignation	Death/Disability	Termination with Cause	Termination without Cause	Termination Following Change in Control(1)

Compensation:	($)	($)	($)	($)	($)
Base salary	--	--	--	437,091	874,182
Bonus	--	--	--	438,062	438,062
Equity awards(2)	--	592,525	--	592,525	1,093,481

Benefits and Perquisites:
Retirement plans	--	--	--	--	--
Health, life and other insurance	--	--	--	--	--

Nigel Stansfield

	Retirement or Resignation	Death/Disability	Termination with Cause	Termination without Cause	Termination Following Change in Control(1)

Compensation:	($)	($)	($)	($)	($)
Base salary	--	--	--	396,637	396,637
Bonus	--	--	--	168,631	168,631
Equity awards(2)	--	460,448	--	460,448	908,074

Benefits and Perquisites:
Retirement plans	--	--	--	--	--
Health, life and other insurance	--	--	--	--	--

(1)

The Company does not utilize a “single trigger” concept for severance payments in its agreements. The “Change in Control” (as defined in the applicable agreements) does not, by itself, provide the Named Executive Officer with any right to resign and receive a severance benefit. Instead, there must be a “second trigger” of either (i) an “Involuntary Separation from Service” or (ii) a “Separation from Service for Good Reason” (essentially, resignation in the face of negative changes in executive’s employment relationship with the Company) that occurs within 24 months after the date of a Change in Control. The amounts included in this column thus assume that both a “Change in Control” and a subsequent termination (as described immediately above) occurred as of December 27, 2019. If a related termination did not in fact occur, no severance payments would be payable. The amounts in this column for Base Salary and Bonus would be paid in a lump sum within 30 days.

(2)

These amounts assume each Named Executive Officer (i) sold all newly vested shares of restricted stock, and (ii) ultimately vested at target in outstanding performance shares that would have been retained for possible future vesting, each based on the fair market value of those shares as of December 27, 2019. Also includes dividend equivalents accrued through December 27, 2019 that would be paid out in connection with such assumed vesting of performance shares.

(3)

The amounts noted represent payments required to be made by the Company to each executive in lieu of 401(k) Plan matching contributions, following termination, and assume each executive maintained the maximum level of contribution to the 401(k) Plan as in effect on the date of termination.

(4)

These amounts represent premiums paid by the Company on behalf of each Named Executive Officer following termination, and assume each Named Executive Officer chose to maintain his current coverages under the various medical and/or insurance plans in which he was a participant.

APPROVAL OF ADOPTION OF INTERFACE, INC. 2020 OMNIBUS STOCK INCENTIVE PLAN

(ITEM 3)

Purpose of the Plan

On April 1, 2020 (the “Effective Date”), the Compensation Committee (pursuant to authority delegated by the Board of Directors) voted to adopt the Interface, Inc. 2020 Omnibus Stock Incentive Plan (the “2020 Stock Incentive Plan” or the “2020 Plan”), subject to shareholder approval. A copy of the 2020 Stock Incentive Plan is attached hereto as Appendix B.

A prior stock incentive plan was originally adopted by the Board of Directors and approved by the shareholders in 1997, and was most recently amended and restated and approved by the shareholders in 2015 (the “Prior Stock Plan”). As of the Effective Date: (i) stock options for 20,000 shares with a weighted average exercise price of $12.43 per share and a weighted average remaining term of four months were outstanding under the Prior Stock Plan; (ii) restricted stock awards (where the restrictions have not yet lapsed) for 538,635 shares of Common Stock were outstanding under the Prior Stock Plan, and (iii) awards of performance shares representing a nominal number of 422,068 shares of Common Stock were outstanding. The Company does not have any equity compensation plan or equity awards outstanding, other than the Prior Stock Plan and the awards outstanding thereunder. The Board is now proposing to adopt the 2020 Stock Incentive Plan because, as of the Effective Date, only 1,117,734 shares remained available for issuance under the Prior Stock Plan assuming target level achievement of outstanding awards of performance shares (assuming maximum level achievement of outstanding awards of performance shares, only 556,424 shares remained available for issuance under the Prior Stock Plan). No new awards have been issued under the Prior Stock Plan since the Effective Date, and assuming the shareholders approve the 2020 Stock Incentive Plan, no additional awards will be made in the future under the Prior Stock Plan.

The primary purpose of the 2020 Stock Incentive Plan is to continue, by making 3,700,000 shares available for such use, the original purpose of the Prior Stock Plan, which is to attract and retain key employees and directors of the Company and its subsidiaries by providing such persons with stock-based incentives and rewards for performance. Like its predecessor, the 2020 Stock Incentive Plan is also designed to promote the loyalty and retention of senior management and strengthen the mutuality of interests between senior management and the Company’s shareholders. Thus, the Company believes that it is important to have the 2020 Plan as an element of the Company’s compensation program. The following summary of the material terms of the 2020 Stock Incentive Plan does not purport to be complete and is subject to and qualified in its entirety by reference to the complete text of the 2020 Stock Incentive Plan, which is attached to this proxy statement as Appendix B. If this summary conflicts with the terms of the Plan, the terms of the Plan will govern.

General

The 2020 Stock Incentive Plan provides for the grant to key employees and directors of the Company and its subsidiaries of restricted stock, incentive stock options (which qualify for certain favorable tax treatment, as described below), nonqualified stock options, stock appreciation rights, deferred shares, performance shares and performance units. As proposed, the aggregate number of shares of Common Stock that may be issued or transferred under the 2020 Stock Incentive Plan on or after the Effective Date of April 1, 2020, is 3,700,000 (all of which are shares not previously authorized for issuance under any plan). The 2020 Plan also eliminates the fungible share counting feature in the Prior Stock Plan, such that under the 2020 Plan each share issued pursuant to any award after the Effective Date will reduce the number of remaining shares available by one share. The closing price of the Common Stock on April 1, 2020 was $7.31, as reported by the Nasdaq Stock Market.

Eligibility; Limitations on Awards; Plan Benefits

The 2020 Stock Incentive Plan will be administered by the Compensation Committee of the Board of Directors. All employees of the Company or one of its subsidiaries (approximately 4,100 persons), outside directors (currently eight persons) and consultants or independent contractors performing bona fide services for the Company or one of its subsidiaries (estimated to be less than 100 persons), are eligible for consideration as participants under the 2020 Plan, although only employees are eligible to receive grants of incentive stock options. The Compensation Committee has authority to determine the participants to whom awards will be granted, the form and amount of the awards, the dates of grant, vesting period, option prices (in the case of awards of options), performance objectives (in the case of restricted shares, deferred shares, performance shares or performance units) and other terms of each award.

The aggregate number of shares of Common Stock that may be issued or transferred under the 2020 Stock Incentive Plan is 3,700,000 (all of which are shares not previously authorized for issuance under any Plan). Any shares that are forfeited and any shares that are subject to an award (or portion thereof) that expires or is canceled, forfeited or terminated will be available for future awards under the Plan. Shares that are used by a participant as full or partial payment to the Company of the exercise price of a stock option or to the satisfaction of tax withholding obligations under the Plan will not be available for granting future awards under the Plan. Upon the exercise of a stock appreciation right that is settled in shares, the number of shares remaining available for issuance under the Plan will be reduced by the full number of shares subject to such stock appreciation right (rather than the number of shares delivered upon exercise). In the event that shares are repurchased by the Company with the proceeds from the exercise of a stock option, such shares will not again be available for purposes of future awards granted under the Plan. Any shares subject to an award that is paid in cash will again be available for granting future awards under the Plan.

No participant may receive awards or options representing more than 500,000 shares of Common Stock or 1,000,000 performance units (as described below) during any calendar year under the 2020 Stock Incentive Plan.

Future awards under the Plan will be made in the discretion of the Compensation Committee, and, subject to the above limitations, the number of options and awards that may be granted in the future to eligible participants is not currently determinable.

Description of Awards

Restricted Shares. Awards of restricted stock under the 2020 Stock Incentive Plan may be made either without consideration from the participant or, in the Compensation Committee’s discretion, in consideration of a payment by the participant that is less than the fair market value of the award on the date of grant. The nature and term of the restrictions applicable to such awards are established by the Compensation Committee, and may include performance-based criteria, time vesting restrictions (of varying durations), or a combination of both. Awards of restricted stock generally will not be transferable by the participant other than by will or applicable laws of descent and distribution, although the Compensation Committee, in its discretion, may permit limited transfers of awards to family members or for estate planning purposes.

Stock Options. Options granted under the 2020 Stock Incentive Plan may be incentive stock options (as defined in Section 422 of the Internal Revenue Code of 1986, as amended), nonqualified stock options or a combination of the foregoing, although only employees are eligible to receive incentive stock options. All options under the 2020 Plan will be granted at an exercise price per share equal to not less than 100% of the fair market value of the Common Stock on the date the option is granted. Options granted under the 2020 Plan will not be exercisable later than 10 years after the date of grant, and generally will terminate on the date three months following the date that a participant’s employment with the Company terminates.

The Company receives no consideration upon the granting of an option. Full payment of the option exercise price must be made when an option is exercised. The exercise price may be paid in cash or in such other form as the Compensation Committee may approve, including shares of Common Stock valued at their fair market value on the date of option exercise. The proceeds received by the Company from the exercise of options under the 2020 Stock Incentive Plan will be used for general corporate purposes. Options generally will not be transferable by the holder thereof other than by will or applicable laws of descent and distribution, although the Compensation Committee, in its discretion, may permit limited transfers of options to family members or for estate planning purposes.

There are no federal income tax consequences to the optionee or the Company upon the granting of options under the 2020 Stock Incentive Plan. The federal tax consequences upon exercise vary depending on whether the option is an incentive stock option or a nonqualified stock option.

At the time an optionee exercises an incentive stock option, the optionee generally does not recognize any income, nor is the Company entitled to a deduction. The optionee will recognize capital gain or loss at the time of disposition of the shares if the disposition occurs at least two years after the option was granted and one year after it was exercised. The Company will not be entitled to a tax deduction if the optionee satisfies these holding requirements. The net federal income tax effect to the holder of an incentive stock option is to defer, until the acquired stock is sold, taxation of any increase in the stock’s value from the time of grant of the option to the time of its exercise, and to tax such gain, at the time of sale, at capital gains rates rather than at ordinary income rates.

If the above holding requirements are not met, then upon the sale of incentive stock option shares the optionee generally recognizes as ordinary income the excess of the fair market value of the shares at the date of exercise over the exercise price. Any increase in the value of the option shares subsequent to exercise is long or short-term capital gain to the optionee depending upon the optionee’s holding period for the shares. However, if the sale is for a price less than the value of the shares on the date of exercise, the optionee might recognize ordinary income only to the extent the actual sales price exceeded the option exercise price. In either case, the Company is entitled to a compensation expense deduction to the extent of ordinary income recognized by the optionee.

When an optionee exercises a nonqualified stock option, the optionee recognizes, at the time of exercise, ordinary income in an amount equal to the excess of the fair market value of the shares received upon exercise over the aggregate exercise price paid for those shares, and the Company generally may deduct as an expense the amount of income so recognized by the optionee. Any gain upon a subsequent sale of the shares will be capital gain and will be long-term or short-term depending upon the holding period of the shares before the sale. For capital gains purposes, the holding period begins upon the exercise of the option, and the optionee’s basis in the shares is equal to the fair market value of the shares on the date of exercise.

Subject to certain exceptions for death or disability, if an optionee exercises an incentive stock option more than three months after termination of employment, the exercise will be treated as the exercise of a nonqualified stock option. In addition, for purposes of the federal “alternative minimum tax,” the exercise of an incentive stock option will be treated essentially the same as the exercise of a nonqualified stock option.

Stock Appreciation Rights. Stock appreciation rights (“SARs”) under the 2020 Stock Incentive Plan may be granted either in tandem with nonqualified stock options or as freestanding SARs. Tandem SARs may be exercised only in connection with the exercise of the related option. Freestanding SARs may be exercised no later than ten years after the date of grant. Each grant of a freestanding SAR will specify a base price per share, which shall be equal to or greater than the fair market value of a share of Common Stock on the grant date.

Upon exercise of an SAR, the Company will pay the participant a specified percentage (not to exceed 100%) of the amount by which the fair market value of a share of Common Stock on the date of exercise exceeds the base price per share (in the case of freestanding SARs) or the exercise price of the related option (in the case of tandem SARs). The base price per share under an SAR may not be less than 100% of the fair market value of the Common Stock on the date the SAR is granted. The amount payable upon exercise of the SAR may be paid in cash, shares of Common Stock or any combination thereof, in the Compensation Committee’s discretion. SARs generally will not be transferable by the holder thereof other than by will or applicable laws of descent and distribution, although the Compensation Committee, in its discretion, may permit limited transfers of SARs to family members or for estate planning purposes.

Deferred Shares, Performance Shares and Performance Units. The Compensation Committee may also authorize grants to participants of deferred shares, performance shares and performance units. Deferred shares are granted subject to a deferral period, during which time the participant has no rights of ownership in the deferred shares. Performance shares and performance units become payable to the participant upon the achievement of specified performance objectives (as described below). A performance share is the equivalent of a share of Common Stock, and a performance unit is the equivalent of $1. The 2020 Stock Incentive Plan provides for the Compensation Committee to establish “performance objectives” for purposes of performance shares and performance units. When so determined by the Compensation Committee, awards of deferred stock and restricted stock may also specify performance objectives.

Performance objectives may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual participant or of the subsidiary, division, department or function within the Company in which the participant is employed. Any performance objectives will be selected from any of the following measures: (i) operating income; (ii) cash flow, (iii) reduction of off-quality and waste; (iv) return on equity; (v) earnings per share; (vi) total earnings; (vii) return on capital; (viii) return on assets; (ix) earnings before interest and taxes; (x) gross margin; (xi) economic value added; (xii) sales; (xiii) the Fair Market Value of the Shares; (xiv) improvement in fixed charge coverage ratio; (xv) debt reduction and/or cash accumulation; (xvi) dividends; (xvii) operating income margin; (xviii) operating income contribution margin; (xix) earnings before interest, taxes, depreciation and amortization; (xx) measurable financial criteria associated with credit facility, bond indenture or other covenants or (xxi) any other criteria selected by the Committee. If the Compensation Committee determines that a change in the business, operations, corporate structure or capital structure of the Company or other events or circumstances render the performance objectives unsuitable, the Compensation Committee may modify such performance objectives or any related minimum acceptable level of achievement, in whole or in part, as it deems appropriate and equitable.

Amendment

The 2020 Plan may be amended from time to time by the Board of Directors or the Executive Committee of the Board, but no such amendment may increase the maximum number of shares issuable under the 2020 Stock Incentive Plan without the further approval of the shareholders of the Company. However, in the event of a stock dividend, stock split, or other corporate transaction specified in the Plan, the Compensation Committee will adjust the number of Shares remaining available for the issuance under the Plan to reflect such transaction.

No option or SAR may be amended or reduce the exercise price or base price or cancelled in exchange for the option or SAR with a lower exercise price or base price, except in connection with certain corporate transactions specified in the Plan.

Vote Required and Recommendation of the Board

Under the Company’s Bylaws, the proposal to approve the adoption of the 2020 Stock Incentive Plan is approved if the affirmative votes cast by the holders of the Company’s outstanding shares of Common Stock entitled to vote and represented (in person or by proxy) at the meeting exceed the negative votes. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL, AND THE PROXY SUBMITTED BY TELEPHONE OR INTERNET OR PROXY CARD WILL BE VOTED IN THIS MANNER UNLESS THE SHAREHOLDER SUBMITTING THE PROXY SPECIFICALLY VOTES TO THE CONTRARY (OR ABSTAINS).

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

(ITEM 4)

Information Concerning the Company’s Accountants

BDO USA, LLP (“BDO USA”) acted as the Company’s independent auditor during the past fiscal year. The Audit Committee has again appointed BDO USA to act as the independent auditor of the Company for fiscal year 2020. The Board of Directors will present to the annual meeting a proposal that such appointment be ratified. Should the shareholders fail to ratify the appointment, the Audit Committee will reconsider its selection, but may continue the engagement. Even if the appointment is ratified, the Audit Committee, in its discretion, may change the appointment at any time. BDO USA has no financial interest, direct or indirect, in the Company or any subsidiary.

A representative of BDO USA is expected to be present at the annual meeting to make a statement if he or she desires to do so and to respond to appropriate questions.

Audit and Non-Audit Fees

The following table shows the fees for professional audit and other services provided by BDO USA to the Company for fiscal years 2019 and 2018.

	2019		2018
Audit Fees[1]	$2,554,000	$2,291,000
Audit-Related Fees[2]	26,000	25,000
Tax Fees[3]	176,000	70,000
All Other Fees[4]	--	--
Total	$2,756,000	$2,386,000

_________________

(1)

“Audit Fees” consist of fees billed or accrued for professional services rendered for the audit of the Company’s annual financial statements, audit of the Company’s effectiveness of internal control over financial reporting, review of the interim financial statements included in quarterly reports, and services that are normally provided by BDO USA in connection with statutory and regulatory filings.

(2)	“Audit-Related Fees” consist of fees billed or accrued primarily for employee benefit plan audits and other attestation services.
(3)	“Tax Fees” consist of fees billed or accrued for professional services rendered for tax compliance, tax advice and tax planning, both domestic and international.
(4)

“All Other Fees” consist of fees billed or accrued for those services not captured in the audit, audit-related and tax categories. The Company generally does not request such services from the independent auditors.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

Consistent with the Securities and Exchange Commission policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the Company’s independent auditors. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and non-audit services provided by the independent auditors.

These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for and detailed as to the particular services or category of services and is generally subject to a specific budget. None of the services rendered by the independent auditors under the categories “Audit-Related Fees”, “Tax Fees” and “All Other Fees” described above were approved by the Audit Committee after services were rendered pursuant to the de minimis exception established by the Commission.

You may vote “for,” “against,” or “abstain” from the proposal to ratify the appointment of BDO USA to act as the Company’s independent auditors for fiscal year 2020.

Vote Required and Recommendation of the Board

Under the Company’s Bylaws, the proposal to ratify the appointment of BDO USA to act as the Company’s independent auditors for fiscal year 2020 is approved if the affirmative votes cast by the holders of the Company’s outstanding shares of Common Stock entitled to vote and represented (in person or by proxy) at the meeting exceed the negative votes. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL, AND THE PROXY SUBMITTED BY TELEPHONE OR INTERNET OR PROXY CARD WILL BE VOTED IN THIS MANNER UNLESS THE SHAREHOLDER SUBMITTING THE PROXY SPECIFICALLY VOTES TO THE CONTRARY (OR ABSTAINS).

AUDIT COMMITTEE REPORT

The Audit Committee operates pursuant to an Audit Committee Charter that was adopted by the Board of Directors. (A copy of the Audit Committee Charter may be viewed on the Company’s website, https://investors.interface.com/investor-relations/default.aspx.) The Company’s management is responsible for its internal accounting controls and the financial reporting process. The Company’s independent auditors, BDO USA, are responsible for performing an audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States. The independent accountants also are responsible for expressing opinions on the conformity of the Company’s audited financial statements with generally accepted accounting principles, and on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes.

In keeping with that responsibility, the Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements with management and BDO USA. In addition, the Audit Committee has discussed with BDO USA the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. In addition, the Audit Committee has received the written disclosures and the letter from BDO USA required by applicable PCAOB rules regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with the independent accountants their independence. The Audit Committee has also considered whether the provision of any services discussed above in Item 4 under the caption “Ratification of Appointment of Independent Auditors – Audit and Non-Audit Fees” by BDO USA is compatible with maintaining BDO USA’s independence.

The Board of Directors, in its business judgment, has determined that all three members of the Audit Committee are “independent,” as required by applicable listing standards of the Nasdaq Stock Market as currently in effect. Although the members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of auditing or accounting (including in respect of auditor independence), the Board of Directors determined that each of Ms. Palmer and Mr. Keough does qualify as an “audit committee financial expert” as defined by Item 407(d)(5) of Regulation S-K. Members of the Audit Committee rely, without independent verification, on the information provided to them and on the representations made by management and BDO USA. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has followed appropriate accounting and financial reporting principles or maintained appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that the Company’s auditors are “independent.”

Based on the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Audit Committee Charter, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements of the Company be included in the Company’s Annual Report on Form 10-K for the year ended December 29, 2019 for filing with the Securities and Exchange Commission.

THE AUDIT COMMITTEE
Joseph Keough (Chair)
Catherine M. Kilbane
Sheryl D. Palmer

OTHER INFORMATION:

GENERAL MEETING INFORMATION

The Board of Directors of Interface, Inc. is furnishing this Proxy Statement to solicit Proxies for the Company’s common stock, $0.10 par value per share (“Common Stock”) to be voted at the annual meeting of shareholders of the Company. The meeting will be held at 11:00 a.m. Eastern Time on May 22, 2020. The Proxies also may be voted at any adjournments of the meeting. It is anticipated that this Proxy Statement will first be sent or given to shareholders on or about April 10, 2020.

The record of shareholders entitled to vote at the annual meeting was taken as of the close of business on March 13, 2020. On that date, the Company had outstanding and entitled to vote 58,557,079 shares of Common Stock.

Each Proxy for Common Stock (“Proxy”) that is properly completed (whether executed in writing or submitted by telephone or Internet) by a shareholder will be voted as specified by the shareholder in the Proxy. If no specification is made, the Proxy will be voted (i) for the election of the nominees listed in this Proxy Statement under the caption “Nomination and Election of Directors,” (ii) for the resolution approving, on an advisory basis, executive compensation, (iii) for the approval of the adoption of the Interface, Inc. 2020 Omnibus Stock Incentive Plan, and (iv) for the ratification of the appointment of BDO USA, LLP as independent auditors for 2020. A Proxy given pursuant to this solicitation may be revoked by a shareholder who attends the meeting and gives notice of his or her election to vote in person, without compliance with any other formalities. In addition, a Proxy given pursuant to this solicitation may be revoked prior to the meeting by delivering to the Secretary of the Company either an instrument revoking it or a duly executed Proxy for the same shares bearing a later date.

An automated system administered by the Company’s transfer agent tabulates the votes. Abstentions and broker non-votes are included in the determination of the number of shares present and entitled to vote for the purpose of establishing a quorum. A broker non-vote occurs when a broker or other nominee who holds shares for a customer does not have authority to vote on certain matters without instructions from their customer, such customer has not provided any voting instructions on the matter and the broker or other nominee returns a Proxy (or otherwise informs the transfer agent) that they are not voting on the matter for the foregoing reasons. Neither broker non-votes nor abstentions will affect the outcome of the vote on any matter expected to be voted upon at the annual meeting.

If your shares of Common Stock are held by a broker, bank or other nominee (e.g., in “street name”), you should receive instructions from your nominee, which you must follow in order to have your shares voted – the instructions may appear on a special proxy card provided to you by your nominee (also called a “voting instruction form”). Your nominee may offer you different methods of voting than those available to record holders. If you do hold your shares in “street name” and plan on attending the annual meeting of shareholders, you should request a proxy from your broker or other nominee holding your shares in record name on your behalf in order to attend the annual meeting and vote at that time (your broker or other nominee may refer to it as a “legal” proxy).

The expense of this solicitation, including the cost of preparing and mailing this Proxy Statement, will be paid by the Company. Copies of solicitation material may be furnished to banks, brokerage houses and other custodians, nominees and fiduciaries for forwarding to the beneficial owners of shares of the Company’s Common Stock, and normal handling charges may be paid for the forwarding service. In addition to solicitations by mail, directors and employees of the Company may solicit Proxies in person or by telephone, fax or e-mail. The Company also has retained Georgeson LLC, a proxy solicitation firm, to assist in soliciting Proxies from record and beneficial owners of shares of the Company’s Common Stock. The fee paid by the Company for such assistance is expected to be $8,500 (plus expenses).

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Board of Directors of the Company recognizes that transactions with related persons can present a heightened risk of conflict of interests and/or improper valuation (or the perception thereof). Accordingly, as a general matter, it is the Company’s preference to avoid transactions with related persons. Nevertheless, there are circumstances where the Company may (i) obtain products or services of a nature, quantity or quality that are not readily available from alternative sources, or on terms comparable to those provided by other, unrelated parties, or (ii) provide products or services on an arm’s length basis on terms comparable to those provided to unrelated third parties or on terms provided to employees generally.

Policy Regarding Review, Approval or Ratification of Transactions Involving Related Persons

The Company has adopted a written policy with respect to the review, approval or ratification of transactions with related persons involving the Company (or its subsidiaries or controlled affiliates). In evaluating potential transactions with related persons, the Related Transactions Policy incorporates and applies the contents of Item 404(a) of Regulation S-K (including but not limited to the definitions of “related persons” and “transaction”, as well as the threshold for “direct or indirect material interest” contained therein).

Prior to entering into a transaction with the Company, the related person is required to advise a Company-designated “Compliance Officer” (currently the Company’s General Counsel), who shall determine whether the proposed transaction is a transaction with a related person under this policy. If the Compliance Officer determines that the proposed transaction is a transaction with a related person, the transaction is required to be submitted to the Audit Committee of the Board of Directors for consideration at its next meeting or, in those instances in which it is not practicable or desirable for the Company to wait until the next Audit Committee meeting, to the Chair of the Audit Committee (who possesses delegated authority to act between committee meetings). The Audit Committee (or where submitted to the Chair, the Chair) shall consider all of the available relevant facts and circumstances, including (if applicable) but not limited to: (i) the benefits to the Company; (ii) the impact on a director’s independence in the event the related person is a director, an immediate family member of a director, or an entity in which the director is a partner, equity holder or executive officer; (iii) the availability of other sources for comparable products or services; (iv) the terms of the transaction; and (v) the terms available to or from unrelated third parties or employees generally, as the case may be. After review, the Audit Committee or Chair either approves or disapproves the proposed transaction and advises the Compliance Officer, who in turn conveys the decision to the appropriate persons within the Company. No member of the Audit Committee is permitted to participate in any review, consideration, or approval of any potential transaction with a related person with respect to which such member or any of his or her immediate family members is a related person.

The policy also provides for the review of (i) transactions involving related persons entered into by the Company not previously approved or ratified under this policy, as well as (ii) any previously approved or ratified transactions with related persons that remain ongoing and have a remaining term of more than six months or remaining amounts payable to or receivable from the Company of more than $120,000. The policy also explicitly requires disclosure of all transactions that are required to be disclosed under the Securities Act of 1933, the Securities Exchange Act of 1934 and related rules and regulations.

Transactions Involving Related Persons

The Company employs John Hendrix, the son of Company Chairman and Chief Executive Officer Dan Hendrix, as its Global CRM Analyst. In 2019, John Hendrix earned salary and bonus of $126,428, and participated in certain of the Company’s benefit programs generally available to employees in the U.S. Dan Hendrix plays no part in the determination of John Hendrix’s compensation.

LAWSUIT BY FORMER CEO IN CONNECTION WITH TERMINATION

On January 19, 2020, the Company’s Board of Directors voted to terminate for cause the employment of Jay D. Gould, then President and Chief Executive Officer, effective immediately, for violations of the Company’s working environment policies. He is currently a member of the Board of Directors of the Company, but has not been nominated for reelection at the Annual Meeting.

On February 14, 2020, Mr. Gould filed a lawsuit against the Company in the United States District Court of the Northern District of Georgia, Gould v. Interface, Inc., Case No. 1:20-cv-00695. In his lawsuit, Mr. Gould alleges several claims against the Company in connection with his termination, including that the termination was a wrongful retaliation against Mr. Gould and breached his employment contract with the Company, that public statements made by the Company in connection with his termination defamed Mr. Gould (two counts) and that the Company’s investigation into Mr. Gould’s conduct that preceded the termination was negligently performed. Among other unspecified relief, Mr. Gould seeks $10 million in damages for the breach contract claim and $100 million for each of the other four claims, as well as attorneys’ fees.

The Company believes the lawsuit is without merit and intends to defend vigorously against it.

SHAREHOLDER PROPOSALS

Proposals of shareholders intended to be presented at the Company’s 2021 annual meeting must be received by the Company no later than December 11, 2020, in order to be eligible for inclusion in the Company’s Proxy Statement and form of Proxy for that meeting. In addition, in accordance with Article II, Section 9, of the Bylaws of the Company, proposals of shareholders intended to be presented at the Company’s 2021 annual meeting, including in the case of a nominee for director, must be presented to the Board of Directors by no later than 90 days prior to that annual meeting, with such deadline for presentation of proposals estimated to be February 21, 2021.

COMMUNICATING WITH THE BOARD

Shareholders wishing to communicate with the Board of Directors may send communications via U.S. mail to the following address:

Chairman of the Board

Interface, Inc.

1280 West Peachtree Street NW

Atlanta, GA 30309

From time to time, the Board may change the process by which shareholders may communicate with the Board or its members. The Company’s website, www.interface.com, will reflect any changes to the process.

Attendance of Board members at annual meetings is left to the discretion of each individual Board member. One Board member attended the 2019 annual meeting.

“HOUSEHOLDING” OF PROXY MATERIALS

The Securities and Exchange Commission has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, please notify your broker if your shares are held in a brokerage account or us if you hold shares as the registered holder. You can notify us by sending a written request to Interface, Inc., Attn: Secretary, 1280 West Peachtree Street NW, Atlanta, Georgia 30309.

SAFE HARBOR STATEMENT FOR FORWARD-LOOKING STATEMENTS

This Proxy Statement contains forward-looking statements, including, without limitation, statements about Interface’s plans, strategies and prospects and the information set forth in the section titled “Our Growth and Value Creation Strategy”. These forward-looking statements are based on the Company’s current assumptions, expectations and projections about future events. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, the Company can give no assurance that these expectations will prove to be correct or that savings or other benefits anticipated in the forward-looking statements will be achieved. Important factors, some of which may be beyond the Company’s control, that could cause actual results to differ materially from management’s expectations are the risks and uncertainties associated with economic conditions in the commercial interiors industry as well as the risks and uncertainties discussed under the heading “Risk Factors” included in Item 1A of the Company’s Annual Report on Form 10-K for the fiscal year ended December 29, 2019, filed with the Securities and Exchange Commission, which discussion is hereby incorporated by reference. Forward-looking statements speak only as of the date made. The Company assumes no responsibility to update or revise forward-looking statements and cautions readers not to place undue reliance on any such statements

OTHER MATTERS THAT MAY COME BEFORE THE MEETING

The Company knows of no matters other than those stated above that are to be brought before the meeting. However, if any other matter should be properly presented for consideration and voting, it is the intention of the persons named as proxies in the enclosed Proxy to vote the Proxy in accordance with their judgment of what is in the best interest of the Company.

By order of the Board of Directors

/s/ David B. Foshee
David B. Foshee
Secretary
April 10, 2020

APPENDIX A – RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

This Proxy Statement includes, as additional information for investors, the Company’s adjusted earnings per share, adjusted operating income, adjusted gross profit, adjusted earnings before interest taxes, depreciation and amortization (“EBITDA”), organic sales, and net debt, as well as comparative information between periods for each. These measures are not in accordance with financial measures calculated in accordance with generally accepted accounting principles in the United States (“GAAP”), and may be different from similarly titled non-GAAP financial measures used by other companies. Non-GAAP financial measures should not be used as a substitute for, or considered superior to, GAAP financial measures.

Adjusted earnings, income and gross profit measures exclude: (1) restructuring and other charges; and (2) certain effects from the enactment of the federal Tax Cuts and Jobs Act in December 2017 (the “Tax Act”); and (3) the effects of purchase accounting and transaction related expenses in connection with the Company’s acquisition of nora systems. Adjusted gross profit margin excludes purchase accounting amortization and transaction related expenses in connection with the Company’s acquisition of nora systems. Adjusted EBITDA is GAAP net income excluding interest expense, taxes on income, depreciation and amortization, debt retirement expenses, restructuring and other charges, stock compensation amortization, and nora transaction related expenses such as purchase accounting amortization, transaction, and transaction-related other expenses.

Organic sales and organic sales growth exclude: (1) foreign currency fluctuations; (2) sales of the acquired nora business during the first year after closing the acquisition.

The Company excludes certain effects from the Tax Act from adjusted income measures because it believes these items were a unique and/or one-time event and did not arise from or constitute normal ongoing operations. Similarly, since the Company engages in acquisitions only episodically, and not as an everyday matter, the Company believes presenting certain measures excluding the effects of acquisitions facilitates focus on normal ongoing operations.

Finally, the Company believes presenting sales information absent the effects of foreign currency exchange rate fluctuations and the nora acquisition (prior to the first anniversary of its acquisition) facilitates comparison of the Company’s operational performance between periods.

Since the Company engages in acquisitions only episodically, and not as an everyday matter, the Company believes presenting certain measures excluding the effects of acquisitions facilitates focus on normal ongoing operations. The Company generally believes reporting its adjusted results helps investors’ understanding of historical operating trends, because it facilitates comparison to prior periods during which unique events affecting more recent results may not have occurred.  The Company also believes that adjusted results provide supplemental information for comparisons to other companies which may not have experienced the same events underlying the adjustments.  Furthermore, the Company uses adjusted results internally as supplemental information to evaluate its own performance, for planning purposes and in connection with its compensation programs.

Reconciliations of these non-GAAP measures to the most directly comparable GAAP measures appear in the following tables (see next page).

(in millions, except ratios and per share amounts)

ORGANIC SALES
	2018	2019
Net Sales as Reported (GAAP)	$1,180	$1,343
Impact of Changes in Currency	-	26
nora net sales adjustment (1)	-	(166)
Organic Sales	$1,180	$1,204

ADJUSTED GROSS PROFIT
	2018	2019
Gross Profit as Reported (GAAP)	$424	$526
Purchase Accounting Amortization	32	6
Adjusted Gross Profit	$457	$531

ADJUSTED OPERATING INCOME
	2018	2019
Operating Income as Reported (GAAP)	$76.4	$130.9
Purchase Accounting Amortization	32.1	5.9
Transaction Related Expenses	5.3	-
Restructuring, Asset Impairment and Other Charges	20.5	12.9
Adjusted Operating Income *	$134.3	$149.8

ADJUSTED DILUTED EPS
	2018	2019
Diluted Earnings per Share as Reported (GAAP)	$0.84	$1.34
Purchase Accounting Amortization	0.38	0.08
Transaction Related Expenses	0.12	-
Tax Act Expense (Benefit)	(0.11)	-
Restructuring, Asset Impairment and Other Charges	0.26	0.17
Adjusted Diluted Earnings per Share	$1.49	$1.59

NET DEBT
	2016	2017	2018	2019
Total Debt	$270	$230	$619	$596
Less: Cash	(166)	(87)	(81)	(81)
Net Debt	$105	$143	$538	$515

ADJUSTED EBITDA
	2016	2017	2018	2019
Net Income as Reported (GAAP)	$54	$53	$50	$79
Income Tax Expense	25	47	5	23
Transaction Related Other Expense	-	-	4	-
Interest Expense	6	7	15	26
Depreciation and Amortization	31	30	39	45
Stock Compensation Amortization	6	7	15	9
Transaction and Integration Related Expenses	-	-	5	-
Purchase Accounting Amortization	-	-	32	6
Restructuring, Asset Impairment and Other Charges	20	7	21	13
Adjusted EBITDA *	$142	$152	$186	$200

Total Debt / Net Income	5.0x	4.3x	12.3x	7.5x
Net Debt / Adjusted EBITDA	0.7x	0.9x	2.9x	2.6x

(1) Nora net sales adjustment to exclude sales in 2019 as the 2018 comparative period excluded nora activity
* Sum of reconciling items may differ from total due to rounding of individual components

APPENDIX B – INTERFACE, INC. 2020 OMNIBUS STOCK INCENTIVE PLAN

INTERFACE, INC.

2020 OMNIBUS STOCK INCENTIVE PLAN

1)     Purpose. The purpose of the Interface, Inc. 2020 Omnibus Stock Incentive Plan (the “Plan”) is to attract and retain key employees, directors and independent contractors for Interface, Inc. (the “Company”) and its subsidiaries and to provide such persons with incentives and rewards for superior performance.

2)       Definitions. As used in this Plan, the following terms shall be defined as set forth below:

“Award” means any Appreciation Right, Deferred Share, Restricted Share, Stock Option, Performance Share or Performance Unit.

“Award Agreement” means an agreement, certificate, resolution or other form of writing or other evidence approved by the Committee that sets forth the terms and conditions of an Award. An Award Agreement may be in an electronic medium, may be limited to a notation on the Company’s books and records and, if approved by the Committee, need not be signed by a representative of the Company or a Participant.

“Base Price” means the price to be used as the basis for determining the Spread upon the exercise of a Freestanding Stock Appreciation Right.

“Board” means the Board of Directors of the Company.

“Change in Control” means the earliest to occur of:

(i)     the acquisition by any “person,” entity, or “group” of “beneficial ownership” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, and rules promulgated thereunder) of more than 30 percent of the outstanding capital stock entitled to vote for the election of directors (“Voting Stock”) of (A) the Company, or (B) any corporation which is the surviving or resulting corporation, or the transferee corporation, in a transaction described in clause (ii)(A) or (ii)(B) immediately below;

(ii)     the effective time of (A) a merger, consolidation or other business combination of the Company with one or more corporations as a result of which the holders of the outstanding Voting Stock of the Company immediately prior to such merger or consolidation hold less than 51 percent of the Voting Stock of the surviving or resulting corporation, or (B) a transfer of all or substantially all of the property or assets of the Company other than to an entity of which the Company owns at least 51 percent of the Voting Stock, or (C) a plan of complete liquidation of the Company; and

(iii)     the election to the Board, without the recommendation or approval of the incumbent Board, of directors constituting a majority of the number of directors of the Company then in office.

To the extent that Awards subject to Section 409A of the Code are payable upon a Change in Control, an event shall not be considered a Change in Control unless such event is also a “change in ownership,” a “change in effective control” or a “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A of the Code.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Committee” means the committee described in Section 4 of this Plan.

“Company” means Interface, Inc., a Georgia corporation, or any successor corporation.

“Deferral Period” means the period of time during which Deferred Shares are subject to deferral limitations under Section 8 of this Plan.

“Deferred Shares” means an award pursuant to Section 8 of this Plan of the right to receive Shares at the end of a specified Deferral Period.

“Effective Date” means April 1, 2020.

“Employee” means any person, including an officer, employed by the Company or a Subsidiary.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exercise Price” means the purchase price payable upon the exercise of a Stock Option.

“Fair Market Value” means the fair market value of the Shares which, unless otherwise specified by the Committee with respect to any Award, shall be determined, for any valuation date, as the closing price of the Shares on Nasdaq (or, if the Shares are not traded on Nasdaq, such other national exchange on which the Shares are traded) on the immediately preceding trading date.

“Freestanding Stock Appreciation Right” means a Stock Appreciation Right granted pursuant to Section 6 of this Plan that is not granted in tandem with a Stock Option or similar right.

“Grant Date” means the date specified by the Committee on which a grant of an Award shall become effective, which shall not be earlier than the date on which the Committee takes action with respect thereto.

“Incentive Stock Options” means any Stock Option that is intended to qualify as an “incentive stock option” under Section 422 of the Code or any successor provision.

“Nonqualified Stock Option” means any Stock Option that is not intended to qualify as an Incentive Stock Option.

“Optionee” means the person so designated in an Award Agreement evidencing an outstanding Stock Option.

“Outside Director” means a member of the Board who is not an Employee.

“Participant” means an Employee or Outside Director, or any consultant, outside director of a Subsidiary or independent contractor performing bona fide services for the Company or a Subsidiary, who is selected by the Committee to receive benefits under this Plan, provided, however, that only Employees shall be eligible to receive grants of Incentive Stock Options.

“Performance Objectives” means the objectives established pursuant to this Plan for Participants who have received Awards of Performance Shares or Performance Units or, when so determined by the Committee, Deferred Shares or Restricted Shares. Performance Objectives may be described in terms of Company-wide objectives, or objectives that are related to the performance of the individual Participant or of the Subsidiary, division, department or function within the Company in which the Participant is employed. The Performance Objectives shall be selected from among any or all of the following measures: (i) operating income; (ii) cash flow, (iii) reduction of off-quality and waste; (iv) return on equity; (v) earnings per share; (vi) total earnings; (vii) return on capital; (viii) return on assets; (ix) earnings before interest and taxes; (x) gross margin; (xi) economic value added; (xii) sales; (xiii) the Fair Market Value of the Shares; (xiv) improvement in fixed charge coverage ratio; (xv) debt reduction and/or cash accumulation; (xvi) dividends; (xvii) operating income margin; (xviii) operating income contribution margin; (xix) earnings before interest, taxes, depreciation and amortization; (xx) measurable financial criteria associated with credit facility, bond indenture or other covenants or (xxi) any other criteria selected by the Committee. The Award Agreement may provide that if the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, an acquisition or divestiture, or other events or circumstances render the specified Performance Objectives unsuitable or unfair, the Committee may modify such Performance Objectives or the related minimum acceptable level of achievement, in whole or in part, as the Committee deems appropriate and equitable.

“Performance Period” means a period of time established under Section 9 of this Plan within which the Performance Objectives relating to Performance Shares, Performance Units, Deferred Shares or Restricted Shares are to be achieved.

“Performance Share” means a bookkeeping entry that records the equivalent of one Share awarded pursuant to Section 9 of this Plan.

“Performance Unit” means a bookkeeping entry that records a unit equivalent to $1.00 awarded pursuant to Section 9 of this Plan.

“Plan” means this Interface, Inc. 2020 Omnibus Stock Incentive Plan.

“Restricted Shares” means Shares granted under Section 7 of this Plan subject to a substantial risk of forfeiture.

“Rule 16b-3” means Rule 16b-3 under the Exchange Act.

“Shares” means shares of the common stock of the Company, $.10 par value per share, or any security into which Shares may be converted by reason of any transaction or event of the type referred to in Section 11 of this Plan.

“Spread” means, in the case of a Freestanding Stock Appreciation Right, the amount by which the Fair Market Value on the date when any such right is exercised exceeds the Base Price specified in such right or, in the case of a Tandem Stock Appreciation Right, the amount by which the Fair Market Value on the date when any such right is exercised exceeds the Exercise Price specified in the related Stock Option.

“Stock Appreciation Right” means a right granted under Section 6 of this Plan, including a Freestanding Stock Appreciation Right or a Tandem Stock Appreciation Right.

“Stock Option” means a right to purchase Shares granted under Section 5 of this Plan.

“Subsidiary” means either: (i) a corporation of which more than 50 percent of the outstanding shares or securities (representing the right to vote for the election of directors) are now or hereafter owned or controlled, directly or indirectly, by the Company, or (ii) a noncorporate entity which does not have outstanding shares or securities (as may be the case in a partnership, joint venture or unincorporated association), but of which more than 50 percent of the ownership interests (representing the right generally to make decisions for such other entity) are now or hereafter owned or controlled, directly or indirectly, by the Company; provided, however, for purposes of determining whether any person may be a Participant for purposes of any grant of Incentive Stock Options, “Subsidiary” means any corporation (within the meaning of the Code) in which the Company owns or controls, directly or indirectly, more than 50 percent of the total combined voting power represented by all classes of stock issued by such corporation and outstanding at the time of such grant.

“Tandem Stock Appreciation Right” means a Stock Appreciation Right that is granted pursuant to Section 6 of this Plan in tandem with a Stock Option or any similar right granted under any other plan of the Company.

3)     Shares Available Under this Plan. Subject to adjustment as provided in Section 11 of this Plan, the number of Shares that may be issued or transferred under this Plan (“Available Shares”) shall not in the aggregate exceed 3,700,000 Shares. Such Shares may be Shares of original issuance, Shares held in treasury, or Shares that have been reacquired by the Company. Any Shares that are forfeited and any Shares that are subject to an Award (or portion thereof) that expires or is canceled, forfeited or terminated shall be available for issuance under the Plan. For purposes of this Section 3, any Shares that are used by a Participant as full or partial payment to the Company of the Exercise Price of a Stock Option or to the satisfaction of tax withholding obligations under the Plan shall not be available for granting future Awards under the Plan. Upon the exercise of a Stock Appreciation Right that is settled in Shares, the number of Shares remaining available for issuance under the Plan shall be reduced by the full number of Shares subject to such Stock Appreciation Right (rather than the number of Shares delivered upon exercise). The number of Shares available for issuance under the Plan shall be reduced by any Shares that are repurchased by the Company with the proceeds from the exercise of a Stock Option. Any Shares subject to an Award that is paid in cash shall again be available for granting future Awards under the Plan. In no event shall the maximum number of Shares issued upon the exercise of Incentive Stock Options on or after Effective Date exceed 500,000, subject to adjustment as provided in Section 11. No Participant may receive Awards representing more than 500,000 Shares (subject to adjustment as provided in Section 11) in any one calendar year. In addition, the maximum number of Performance Units that may be granted to a Participant in any one calendar year is 1,000,000.

4)      Administration of this Plan.

a)     This Plan shall be administered by a committee appointed by the Board from among its members, provided that the Board may act as the Committee at any time it deems appropriate. To the extent required to comply with Rule 16b-3 (if the Board is not acting as the Committee), it is intended that each member of the Committee shall, at the time such member takes action with respect to an Award that is intended to qualify for the exemptions provided by Rule 16b-3, be a “non-employee director” within the meaning of Rule 16b-3. The Committee may delegate to any executive officer of the Company that is a member of the Board the authority to grant Awards to Participants who are not Outside Directors or executive officers of the Company, provided that the Committee shall have fixed the number of Shares subject to such grants.

b)     The interpretation and construction by the Committee of any provision of this Plan or of any Award Agreement, and any determination by the Committee pursuant to any provision of this Plan or any Award Agreement, notification or document, shall be final and conclusive. No member of the Committee shall be liable to any person for any such action taken or determination made in good faith.

5)     Stock Options. The Committee may from time to time authorize grants to Participants of Stock Options to purchase Shares upon such terms and conditions as the Committee may determine in accordance with the following provisions:

a)     Each grant shall specify the number of Shares to which it pertains.

b)     Each grant shall specify an Exercise Price per Share, which shall be equal to or greater than the Fair Market Value (110 percent of Fair Market Value for any Incentive Stock Option granted to a 10-percent shareholder, within the meaning of Section 422 of the Code) on the Grant Date.

c)      The form of consideration to be paid in satisfaction of the Exercise Price and the manner of payment of such consideration may be (i) cash in the form of currency, check or other cash equivalent acceptable to the Company; (ii) nonforfeitable, unrestricted Shares which have a value at the time of exercise that is equal to the Exercise Price, (iii) any other legal consideration that the Committee may deem appropriate and may specify in a grant, including, without limitation, any form of consideration authorized under Section 5(d) below, on such basis as the Committee may determine in accordance with this Plan, or (iv) any combination of the foregoing.

d)     On or after the Grant Date of any Stock Option other than an Incentive Stock Option, the Committee may determine that payment of the Exercise Price may also be made in whole or in part in the form of Restricted Shares or other Shares that are subject to risk of forfeiture or restrictions on transfer. Unless otherwise determined by the Committee, whenever any Exercise Price is paid in whole or in part by means of any of the forms of consideration specified in this Section 5(d), the Shares received by the Optionee upon the exercise of the Stock Options shall be subject to the same risks of forfeiture or restrictions on transfer as those that applied to the consideration surrendered by the Optionee; provided, however, such risks of forfeiture and restrictions on transfer shall apply only to the same number of Shares received by the Optionee as applied to the forfeitable or restricted Shares surrendered by the Optionee.

e)      Each Stock Option grant shall specify the period of continuous employment or service of the Optionee with the Company or any Subsidiary (or, in the case of an Outside Director, service on the Board) that is necessary before the Stock Option or installments thereof shall become exercisable, and any grant may provide for the earlier exercise of such rights in the event of a Change in Control or other similar transaction or event.

f)      Stock Options granted under this Plan may be Incentive Stock Options, Nonqualified Stock Options or a combination of the foregoing; provided, however, only Nonqualified Stock Options may be granted to Outside Directors or other non-Employee Participants. Each grant shall specify whether (or the extent to which) the Stock Option is an Incentive Stock Option or a Nonqualified Stock Option. Notwithstanding any such designation, to the extent that the aggregate Fair Market Value (determined as of the Grant Date) of the Shares with respect to which Stock Options designated as Incentive Stock Options are exercisable for the first time by an Optionee during any calendar year (under all plans of the Company) exceeds $100,000, such Stock Options shall be treated as Nonqualified Stock Options.

g)     No Stock Option granted under this Plan may be exercised more than 10 years from the Grant Date.

h)      Each Stock Option grant shall be evidenced by an Award Agreement containing such terms and provisions as the Committee may determine, consistent with this Plan. Unless the Committee specifies other terms consistent with the provisions of this Plan, the terms of any Stock Option shall be substantially the same as set forth in the sample Incentive Stock Option Agreement attached hereto as Exhibit A.

6)     Stock Appreciation Rights. The Committee may also authorize grants to Participants of Stock Appreciation Rights. A Stock Appreciation Right is the right of the Participant to receive from the Company an amount, which shall be determined by the Committee, expressed as a percentage (not exceeding 100 percent) of the Spread at the time of the exercise of such right. Any grant of Stock Appreciation Rights under this Plan shall be upon such terms and conditions as the Committee may determine in accordance with the following provisions:

a)     Any grant may specify that the amount payable upon the exercise of a Stock Appreciation Right may be paid by the Company in cash, Shares, or a combination thereof, and may either (i) grant to the Participant or reserve to the Committee the right to elect among those alternatives, or (ii) preclude the right of the Participant to receive and the Company to issue Shares or other equity securities in lieu of cash.

b)     Any grant may specify that the amount payable upon the exercise of a Stock Appreciation Right shall not exceed a maximum specified by the Committee on the Grant Date.

c)     Any grant may specify (i) a waiting period or periods before Stock Appreciation Rights shall become exercisable, and (ii) permissible dates or periods on or during which Stock Appreciation Rights shall be exercisable.

d)     Any grant may specify that a Stock Appreciation Right may be exercised only in the event of a Change in Control or other similar transaction or event.

e)     On or after the Grant Date of any Stock Appreciation Rights, the Committee may provide for the payment to the Participant of dividend equivalents thereon, in cash or Shares, and on a current, deferred or contingent basis.

f)     Each grant shall be evidenced by an Award Agreement, which shall describe the subject Stock Appreciation Rights, identify any related Stock Options, state that the Stock Appreciation Rights are subject to all of the terms and conditions of this Plan and contain such other terms and provisions as the Committee may determine, consistent with this Plan.

g)     Each grant of a Tandem Stock Appreciation Right shall provide that such Tandem Stock Appreciation Right may be exercised only (i) at a time when the related Stock Option (or any similar right granted under any other plan of the Company) is also exercisable and the Spread is positive, and (ii) by surrender of the related Stock Option (or such other right) for cancellation.

h)     No Stock Appreciation Right may be exercised more than ten years from the Grant Date.

i)     Regarding Freestanding Stock Appreciation Rights only:

(i)    Each grant shall specify for each Freestanding Stock Appreciation Right a Base Price per Share, which shall be equal to or greater than the Fair Market Value on the Grant Date.

(ii)    Successive grants may be made to the same Participant regardless of whether any Freestanding Stock Appreciation Rights previously granted to such Participant remain unexercised.

(iii)     Each grant shall specify the period or periods of continuous employment or service of the Participant with the Company or any Subsidiary that are necessary before the Freestanding Stock Appreciation Rights or installments thereof shall become exercisable, and any grant may provide for the earlier exercise of such rights in the event of a Change in Control or other similar transaction or event.

(iv)     No Freestanding Stock Appreciation Right granted under this Plan may be exercised more than 10 years from the Grant Date.

7)      Restricted Shares. The Committee may authorize grants of Restricted Shares to Participants upon such terms and conditions as the Committee may determine in accordance with the following provisions:

a)     Each grant shall, unless otherwise determined by the Committee, constitute an immediate transfer of the ownership of Shares to the Participant in consideration of the performance of services, entitling such Participant to dividend, voting and other ownership rights, subject to the substantial risk of forfeiture and restrictions on transfer hereinafter referred to.

b)     Each grant may be made without additional consideration from the Participant or in consideration of a payment by the Participant that is less than the Fair Market Value on the Grant Date.

c)    Each grant shall provide that the Restricted Shares covered thereby shall be subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code for a period to be determined by the Committee on the Grant Date, and any grant (or sale) may provide for the earlier termination of such risk of forfeiture in the event of a Change in Control or other similar transaction or event.

d)    Each grant shall provide that, during the period for which such substantial risk of forfeiture is to continue, the transferability of the Restricted Shares shall be prohibited or restricted in the manner and to the extent prescribed by the Committee on the Grant Date. Such restrictions may include, without limitation, rights of repurchase or first refusal rights of the Company, or provisions subjecting the Restricted Shares to a continuing substantial risk of forfeiture in the hands of any transferee.

e)     Any grant may be further conditioned upon the attainment of Performance Objectives established by the Committee in accordance with the applicable provisions of Section 9 of this Plan regarding Performance Shares and Performance Units.

f)    Any grant may require that any or all dividends or other distributions paid on the Restricted Shares during the period of such restrictions be automatically sequestered and may be subject to the same restrictions as the underlying Award or such other restrictions as the Committee may determine.

g)    Each grant shall be evidenced by an Award Agreement containing such terms and provisions as the Committee may determine, consistent with this Plan. Unless otherwise directed by the Committee, any certificates representing Restricted Shares, together with a stock power that shall be endorsed in blank by the Participant with respect to such certificated shares, shall be held in custody by the Company until all restrictions thereon lapse. Unless the Committee specifies other terms and conditions consistent with the provisions of this Plan, the terms of any Restricted Shares shall be substantially the same as set forth in the sample Restricted Stock Agreement attached hereto as Exhibit B.

8)     Deferred Shares. The Committee may authorize grants of Deferred Shares to Participants upon such terms and conditions as the Committee may determine in accordance with the following provisions:

a)     Each grant shall constitute the agreement by the Company to issue or transfer Shares to the Participant in the future in consideration of the performance of services, subject to the fulfillment during the Deferral Period of such conditions as the Committee may specify.

b)     Each grant may be made without additional consideration from the Participant or in consideration of a payment by the Participant that is less than the Fair Market Value on the Grant Date.

c)     Each grant shall provide that the Deferred Shares covered thereby shall be subject to a Deferral Period, which shall be fixed by the Committee on the Grant Date, subject to the requirements of Section 14, and any grant may provide for the earlier termination of such Deferral Period in the event of a Change in Control or other similar transaction or event.

d)     During the Deferral Period, the Participant shall not have any right to transfer any rights under the subject Award, shall not have any rights of ownership in the Deferred Shares and shall not have any right to vote such shares, but the Committee may, on or after the Grant Date, authorize the payment of dividend equivalents on such shares, in cash or additional Shares, and on a current, deferred or contingent basis.

e)     Any grant may be further conditioned upon the attainment of Performance Objectives established by the Committee in accordance with the applicable provisions of Section 9 of this Plan regarding Performance Shares and Performance Units.

f)     Each grant shall be evidenced by an Award Agreement containing such terms and provisions as the Committee may determine, consistent with this Plan.

9)     Performance Shares and Performance Units. The Committee may also authorize grants of Performance Shares and Performance Units, which shall become payable to the Participant upon the achievement of specified Performance Objectives, upon such terms and conditions as the Committee may determine in accordance with the following provisions:

a)     Each grant shall specify the number of Performance Shares or Performance Units to which it pertains, which may be subject to adjustment to reflect changes in compensation or other factors.

b)     The Performance Period with respect to each Performance Share or Performance Unit shall commence on the date specified by the Committee and may be subject to earlier termination in the event of a Change in Control or other similar transaction or event.

c)     Each grant shall specify the Performance Objectives that are to be achieved by the Participant.

d)    Each grant may specify for the established Performance Objectives a minimum acceptable level of achievement below which no payment will be made, and in such event shall set forth a formula for determining the amount of any payment to be made if performance is at or above such minimum acceptable level but falls short of the maximum or full achievement of the established Performance Objectives.

e)    Each grant shall specify the time and manner of payment of Performance Shares or Performance Units that shall have been earned, and any grant may specify that any such amount may be paid by the Company in cash, Shares, or a combination thereof, and may either grant to the Participant or reserve to the Committee the right to elect among those alternatives.

f)    Any grant of Performance Shares may specify that the amount payable with respect thereto may not exceed a maximum specified by the Committee on the Grant Date. Any grant of Performance Units may specify that the amount payable, or the number of Shares to be issued, with respect thereto may not exceed maximums specified by the Committee on the Grant Date.

g)    Any grant of Performance Shares may provide for the payment to the Participant of dividend equivalents thereon, in cash or additional Shares, and on a current, deferred or contingent basis.

h)     The Committee may adjust Performance Objectives and the related minimum acceptable level of achievement if, in the judgment of the Committee, events or transactions have occurred after the Grant Date that are unrelated to the performance of the Participant and result in distortion of the Performance Objectives or the related minimum acceptable level of achievement.

i)     Each grant shall be evidenced by an Award Agreement, which shall state that the Performance Shares or Performance Units are subject to all of the terms and conditions of this Plan and such other terms and provisions as the Committee may determine, consistent with this Plan.

10)     Transferability.

a)     Except as provided in Section 10(b) below, no Award granted under this Plan shall be transferable by a Participant other than by will or the laws of descent and distribution, and, during a Participant’s lifetime, Stock Options and Stock Appreciation Rights shall be exercisable only by the Participant or, in the event of the Participant’s legal incapacity, by his or her guardian or legal representative acting in a fiduciary capacity on behalf of the Participant under state law and court supervision.

b)     The Committee may expressly provide in an Award Agreement (or an amendment to an Award Agreement) that a Participant may transfer such Award (other than an Incentive Stock Option) to a spouse or lineal descendant (a “Family Member”), a trust for the exclusive benefit of Family Members, a partnership or other entity in which all the beneficial owners are Family Members, or any other entity affiliated with the Participant that may be approved by the Committee. Subsequent transfers of Awards shall be prohibited except in accordance with this Section 10(b). All terms and conditions of the Award, including provisions relating to the termination of the Participant’s employment or service with the Company or a Subsidiary, and the effect thereof, shall continue to apply following a transfer made in accordance with this Section 10(b).

c)    Any Award made under this Plan may provide that all or any part of the Shares that are (i) to be issued or transferred by the Company upon the exercise of Stock Options or Stock Appreciation Rights, upon the termination of the Deferral Period applicable to Deferred Shares or upon achievement of the Performance Objectives specified for Performance Shares or Performance Units, or (ii) no longer subject to the substantial risk of forfeiture and restrictions on transfer referred to in Section 7 of this Plan, shall be subject to further restrictions upon transfer.

11)     Adjustments. In the event of any stock dividend, stock split, spinoff, rights offering, extraordinary cash dividend, combination or exchange of Shares, recapitalization or other change in the capital structure of the Company constituting an “equity restructuring” within the meaning of FASB Accounting Standards Codification Topic 718, Compensation-Stock Options, the Committee shall make or provide for such adjustments in (i) the number of remaining Available Shares, (ii) the number of Shares covered by outstanding Options, Stock Appreciation Rights, Deferred Shares, Restricted Shares and Performance Shares granted hereunder, (iii) exercise and base prices per share applicable to such Options and Stock Appreciation Rights, and (iv) kind of shares covered thereby (including shares of another issuer), as the Committee in its sole discretion may in good faith determine to be equitably required in order to prevent dilution or enlargement of the rights of Participants. In the event of any merger, consolidation or any other corporate transaction or event having a similar effect, the Committee in its sole discretion may take any action described in the preceding sentence, and, moreover, it may provide in substitution for any or all outstanding Awards under this Plan such alternative consideration as it may in good faith determine to be equitable under the circumstances and may require in connection therewith the surrender of all Awards so replaced. The Committee shall also make or provide for such adjustments in each of the limitations specified in Section 3 as the Committee in its sole discretion may in good faith determine to be appropriate in order to reflect any transaction or event described in this Section 11.

12)     Fractional Shares. The Company shall not be required to issue any fractional Shares pursuant to this Plan. The Committee may provide for the elimination of fractions or for the settlement thereof in cash.

13)     Withholding Taxes. To the extent that the Company is required to withhold federal, state, local or foreign taxes in connection with any payment made or benefit realized by a Participant or other person under this Plan, it shall be a condition to the receipt of such payment or the realization of such benefit that the Participant or such other person make arrangements satisfactory to the Company for payment of all such taxes required or permitted to be withheld. In the absence of such prior arrangements, the Company shall withhold a portion of such benefit or delivery of Shares in payment of such taxes, except to the extent such withholding of Shares is prohibited by any covenants governing the Company’s debt as in effect from time to time.

14)     Certain Termination Events, Hardship and Approved Leaves of Absence. In the event of termination of employment by reason of death, disability, normal retirement, or early retirement with the consent or agreement of the Company, or a leave of absence approved by the Company, or in the event of hardship or other special circumstances, of a Participant who holds (i) a Stock Option or Stock Appreciation Right that is not immediately and fully exercisable, (ii) any Restricted Shares as to which the substantial risk of forfeiture or the prohibition or restriction on transfer has not lapsed, (iii) any Deferred Shares as to which the Deferral Period is not complete, (iv)  any Performance Shares or Performance Units that have not been fully earned, or (v) any Shares that are subject to any transfer restriction pursuant to Section 10(c) of this Plan, the Committee may in its discretion take any action that it deems to be equitable under the circumstances or in the best interests of the Company, including, without limitation, waiving or modifying any limitation or requirement with respect to any Award under this Plan.

15)     Foreign Employees. In order to facilitate the making of any grant or combination of grants under this Plan, the Committee may provide for such special terms for Awards to Participants who are foreign nationals, or who are employed by the Company or any Subsidiary outside of the United States of America, as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Committee may approve such supplements to, or amendments, restatements or alternative versions of, this Plan as it may consider necessary or appropriate for such purposes without thereby affecting the terms of this Plan as in effect for any other purpose; provided, however, that no such supplements, amendments, restatements or alternative versions shall include any provisions that are inconsistent with the terms of this Plan, as then in effect, unless this Plan could have been amended to eliminate such inconsistency without further approval by the shareholders of the Company.

16)     Amendments and Other Matters.

a)     This Plan may be amended from time to time by the Board or the Executive Committee of the Board, but no such amendment shall increase any of the amounts or limitations specified in Section 3 of this Plan, other than to reflect an adjustment made in accordance with Section 11, without the further approval of the shareholders of the Company.

b)     Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of outstanding Awards may not be amended to reduce the Exercise Price of outstanding Stock Options or the Base Price of Stock Appreciation Rights or cancel outstanding Stock Options or Stock Appreciation Rights in exchange for cash, other Awards or Stock Options or Stock Appreciation Rights with an Exercise Price that is less than the Exercise Price of the original Stock Options or a Base Price that is less than the Base Price of the original Stock Appreciation Rights without shareholder approval. No other action that would constitute a “repricing” under the applicable Nasdaq requirements shall be taken without the further approval of the shareholders of the Company.

c)     This Plan shall not confer upon any Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary and shall not interfere in any way with any right that the Company or any Subsidiary would otherwise have to terminate any Participant’s employment or other service at any time.

d)     To the extent that any provision of this Plan would prevent any Stock Option that was intended to qualify under particular provisions of the Code from so qualifying, such provision of this Plan shall be null and void with respect to such Stock Option, provided, however, that such provision shall remain in effect with respect to other Stock Options, and there shall be no further effect on any provision of this Plan.

e)     The Company does not make any representation to any Participant or other person as any tax consequences expected, but not realized, by any Participant or other person with respect to any Award granted under the Plan, and neither the Company, any Subsidiary, the Board nor the Committee shall have any liability to indemnify or hold harmless any Participant or other person for any additional tax, interest or penalties that the Participant or other person may incur as a result of the grant, vesting or settlement of an Award.

17)    Effective Date and Shareholder Approval. This Plan shall be effective as of the date of its approval by the Board or the Executive Committee of the Board, subject to approval by the shareholders of the Company at the next Annual Meeting of Shareholders. The Committee may grant Awards subject to the condition that this restatement of the Plan shall have been approved by the shareholders of the Company.

18)     Regulation and Other Approvals.

a)     The obligation of the Company to sell or deliver Shares with respect to Stock Options and Awards granted under the Plan shall be subject to all applicable laws, rules and regulations, including all applicable federal and state securities laws, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Committee.

b)     The Plan is intended to comply with Rule 16b-3 and the Committee shall interpret and administer the provisions of the Plan or any Award Agreement in a manner consistent therewith. Any provisions inconsistent with such Rule shall be inoperative and shall not affect the validity of the Plan.

c)     Each Stock Option and Award is subject to the requirement that, if at any time the Committee determines, in its discretion, that the listing, registration or qualification of Shares issuable pursuant to the Plan is required by any securities exchange (including Nasdaq) or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the grant of a Stock Option or the issuance of Shares, no Stock Options shall be granted or payment made or Shares issued, in whole or in part, unless listing, registration, qualification, consent or approval has been effected or obtained in a manner acceptable to the Committee.

d)     Notwithstanding anything contained in the Plan to the contrary, in the event that the disposition of Shares acquired pursuant to the Plan is not covered by a then current registration statement under the Securities Act of 1933, as amended, and is not otherwise exempt from such registration, such Shares shall be restricted against transfer to the extent required by the Securities Act of 1933, as amended, and Rule 144 or other regulations thereunder. The Committee may require any individual receiving Shares pursuant to the Plan, as a condition precedent to receipt of such Shares (including upon exercise of a Stock Option), to represent and warrant to the Company in writing that the Shares acquired by such individual are acquired without a view to any distribution thereof and will not be sold or transferred other than pursuant to an effective registration thereof under the Securities Act or pursuant to an exemption applicable under the Securities Act, or the rules and regulations promulgated thereunder. Any certificates evidencing any of such Shares shall be appropriately legended to reflect their status as restricted securities as aforesaid.

19)    Deferral. The Committee may permit a Participant to defer to another plan or program such Participant’s receipt of Shares or cash that would otherwise be due to such Participant by virtue of the exercise, vesting or achievement of an Award. If any such deferral election is required or permitted, the Committee shall, in its sole discretion, establish rules and procedures for such payment deferrals. Any such deferred arrangements shall be intended to comply with Code Section 409A; provided that the Company and its subsidiaries shall not be liable for any additional tax, interest or penalties that may be imposed on a Participant under Code Section 409A.

20)    Compensation Recovery. Notwithstanding anything in the Plan to the contrary, each Participant shall be subject to and bound by any compensation recovery or clawback policy adopted by the Company, as in effect from time to time, with respect to each Award and all Shares issued or payments made under any Award.

21)     Termination. No Award shall be granted after the tenth anniversary of the Effective Date, provided that all Awards granted prior to such date shall continue in effect thereafter subject to the terms thereof and of the Plan.

Interface® VOTE

Your vote matters – here's how to vote!

You may vote online or by phone instead of mailing this card.

Votes submitted electronically must be received by 1:00 a.m., Eastern Time, on May 22, 2020.

Online
Go to **www.envisionreports.com/TILE** or scan the QR code – login details are located in the shaded bar below.

Phone
Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

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Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. [X]

2020 Annual Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposals 2, 3 and 4.

1. Election of Directors:

Nominee	For	Withhold
01 - John P. Burke	☐	☐
02 - Dwight Gibson	☐	☐
03 - Daniel T. Hendrix	☐	☐
04 - Christopher G. Kennedy	☐	☐
05 - Joseph Keough	☐	☐
06 - Catherine M. Kilbane	☐	☐
07 - K. David Kohler	☐	☐
08 - Sheryl D. Palmer	☐	☐

Proposal	For	Against	Abstain
2. Approval, on an advisory basis, of executive compensation.	☐	☐	☐
3. Approval of adoption of Interface, Inc. 2020 Omnibus Stock Incentive Plan.	☐	☐	☐
4. Ratification of the appointment of BDO USA, LLP as independent auditors for 2020.	☐	☐	☐

5. In accordance with their best judgment, with respect to any other matters that may properly come before the meeting.

B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

8 3 A V

03B2LB

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▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Interface, Inc.

Notice of 2020 Annual Meeting of Shareholders

Proxy Solicited by Board of Directors for Annual Meeting — May 22, 2020

Daniel T. Hendrix and Joseph Keough, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Interface, Inc. to be held on May 22, 2020, or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of the Board of Directors and FOR items 2, 3 and 4.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side)

C Non-Voting Items

Change of Address – Please print new address below.